EXHIBIT 10.1
[EXECUTION]
LOAN AND SECURITY AGREEMENT
by and among
ASSOCIATED MATERIALS, LLC
GENTEK BUILDING PRODUCTS, INC.
as US Borrowers
and
GENTEK BUILDING PRODUCTS LIMITED
as Canadian Borrower
ASSOCIATED MATERIALS HOLDINGS, LLC
GENTEK HOLDINGS, LLC
ALSIDE, INC.
as Guarantors
THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO
WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative and Collateral Agent
WACHOVIA CAPITAL MARKETS, LLC
CIT CAPITAL SECURITIES, LLC
as Joint Lead Arrangers and Joint Lead Bookrunners
THE CIT GROUP/BUSINESS CREDIT, INC.
as Syndication Agent
Dated: October 3, 2008

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

SECTION 2.	CREDIT FACILITIES	46
2.1	Revolving Loans	46
2.2	Swing Line Loans	46
2.3	Letters of Credit	47
2.4	Requests for Borrowings	54
2.5	Prepayments	55
2.6	Increases and Decreases in Maximum Credit	55
2.7	Joint and Several Liability of US Borrowers	57
2.8	Joint and Several Liability of Canadian Borrowers	59
2.9	Commitments	61

SECTION 3.	INTEREST AND FEES	62
3.1	Interest	62
3.2	Fees	64
3.3	Inability to Determine Applicable Interest Rate	65
3.4	Illegality	66
3.5	Increased Costs	66
3.6	Capital Requirements	66
3.7	Certificates for Reimbursement	67
3.8	Delay in Requests	67
3.9	Mitigation; Replacement of Lenders	67
3.10	Funding Losses	68
3.11	Maximum Interest	68
3.12	No Requirement of Match Funding	68

SECTION 4.	CONDITIONS PRECEDENT	68
4.1	Conditions Precedent to Initial Loans and Letters of Credit	68
4.2	Conditions Precedent to All Loans and Letters of Credit	71
4.3	Conditions Precedent to Real Property Availability	72

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	73
5.1	Grant of Security Interest	73
5.2	Perfection of Security Interests	74
5.3	Special Provisions Relating to Collateral	78

SECTION 6.	COLLECTION AND ADMINISTRATION	78
6.1	Borrowers’ Loan Accounts	78
6.2	Statements	79
6.3	Lenders’ Evidence of Debt	79

(i)

6.4	Register	79
6.5	Promissory Notes	80
6.6	Cash Management; Collection of Proceeds of Collateral	80
6.7	Payments	81
6.8	Taxes	84
6.9	Use of Proceeds	86
6.10	Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	86
6.11	Pro Rata Treatment	87
6.12	Sharing of Payments, Etc.	87
6.13	Settlement Procedures	88
6.14	Obligations Several; Independent Nature of Lenders’ Rights	90
6.15	Bank Products	91

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	91
7.1	Collateral Reporting	91
7.2	Accounts Covenants	93
7.3	Inventory Covenants	93
7.4	Equipment and Real Property Covenants	94
7.5	Power of Attorney	95
7.6	Right to Cure	96
7.7	Access to Premises	96

SECTION 8.	REPRESENTATIONS AND WARRANTIES	97
8.1	Existence, Power and Authority	97
8.2	Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations	97
8.3	Financial Statements; No Material Adverse Effect	98
8.4	Priority of Liens; Title to Properties	98
8.5	Tax Returns	98
8.6	Litigation	98
8.7	Compliance with Other Agreements and Applicable Laws	99
8.8	Environmental Compliance	99
8.9	Employee Benefits	100
8.10	Bank Accounts	101
8.11	Intellectual Property	101
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	102
8.13	Labor Disputes	102
8.14	Restrictions on Subsidiaries	102
8.15	Material Contracts; Affiliate Indebtedness	103
8.16	Payable Practices	103
8.17	Accuracy and Completeness of Information	103
8.18	Survival of Warranties; Cumulative	103

SECTION 9.	AFFIRMATIVE COVENANTS	103
9.1	Maintenance of Existence	103
9.2	New Collateral Locations	104
9.3	Compliance with Laws, Regulations, Etc.	104
9.4	Payment of Taxes and Claims	105

(ii)

9.5	Insurance	105
9.6	Financial Statements and Other Information	106
9.7	Compliance with ERISA; Canadian Pension Plans	110
9.8	End of Fiscal Years; Fiscal Quarters	110
9.9	Additional Guaranties and Collateral Security; Further Assurances	111
9.10	Costs and Expenses	112
9.11	Applications under Insolvency Statutes	112
9.12	After Acquired Real Property	112

SECTION 10.	NEGATIVE COVENANTS	113
10.1	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	113
10.2	Encumbrances	114
10.3	Indebtedness	117
10.4	Loans, Investments, Etc.	120
10.5	Restricted Payments	120
10.6	Transactions with Affiliates	122
10.7	Change in Business	122
10.8	Limitation of Restrictions Affecting Subsidiaries	123
10.9	Certain Payments of Indebtedness, Etc.	123
10.10	Modifications of Indebtedness, Organizational Documents and Certain Other Agreements	124
10.11	Designation of Designated Senior Indebtedness	124
10.12	License Agreements	124
10.13	Foreign Assets Control Regulations, Etc.	125

SECTION 11.	FINANCIAL COVENANT	126
11.1	Fixed Charge Coverage Ratio	126

SECTION 12.	EVENTS OF DEFAULT AND REMEDIES	127
12.1	Events of Default	127
12.2	Remedies	129

SECTION 13.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	132
13.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	132
13.2	Waiver of Notices	133
13.3	Amendments and Waivers	134
13.4	Waiver of Counterclaims	136
13.5	Indemnification	136

SECTION 14.	THE AGENT	137
14.1	Appointment, Powers and Immunities	137
14.2	Appointment for the Province of Québec	137
14.3	Reliance by Agent	138
14.4	Events of Default	138
14.5	Wachovia in its Individual Capacity	139
14.6	Indemnification	139

(iii)

14.7	Non-Reliance on Agent and Other Lenders	139
14.8	Failure to Act	139
14.9	Additional Loans	140
14.10	Concerning the Collateral and the Related Loan Documents	140
14.11	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	140
14.12	Collateral Matters	140
14.13	Agency for Perfection	142
14.14	Successor Agent	142
14.15	Other Agent Designations	143

SECTION 15.	TERM OF AGREEMENT; MISCELLANEOUS	143
15.1	Term	143
15.2	Interpretative Provisions	144
15.3	Notices	145
15.4	Partial Invalidity	146
15.5	Confidentiality	146
15.6	Successors	147
15.7	Assignments; Participations	148
15.8	Entire Agreement	150
15.9	USA Patriot Act	150
15.10	Counterparts, Etc.	150
15.11	Judgment Currency	150

(iv)

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Borrowing Base Certificate
Exhibit C	Information Certificate
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Schedule 1.57	EBITDA
Schedule 1.85	Existing Letters of Credit
Schedule 6.6(b)	Certain Cash Management Accounts

(v)

LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (this “Agreement”) dated October 3, 2008 is entered into by and among Associated Materials, LLC, a Delaware limited liability company (“Associated”), Gentek Building Products, Inc., a Delaware corporation (“Gentek” and, together with Associated, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada (“Canadian Borrower” as hereinafter further defined and, together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), Associated Materials Holdings, LLC, a Delaware limited liability company (“Associated Holdings”), Gentek Holdings, LLC, a Delaware limited liability company (“Gentek”) and Alside, Inc., a Delaware corporation (“Alside” and, together with Gentek and Associated Holdings, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and Wachovia Bank, National Association , a national banking association, in its capacity as agent for Issuing Bank and Lenders (in such capacity, “Agent” as hereinafter further defined).
WITNESSETH:
     WHEREAS, Borrowers and Guarantors have requested that Agent, Issuing Bank and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and
     WHEREAS, Issuing Bank and each Lender are willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Issuing Bank and Lenders on the terms and conditions set forth herein and the other Loan Documents;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
     1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
     1.2 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     1.3 “Administrative Borrower” shall mean Associated Materials, LLC, a Delaware limited liability company, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.10 hereof and its successors and assigns in such capacity.
     1.4 “Affiliate” shall mean, with respect to a specified Person, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.
     1.5 “Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.
     1.6 “Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period.

			Applicable
		Applicable	(US or Canadian)
	Quarterly Average	Eurodollar	Base
Tier	Excess Availability	Rate Margin	Rate Margin
1	Greater than $175,000,000	2.50%	.75%
2	Less than or equal to $175,000,000 and greater than $150,000,000	2.75%	1.00%
3	Less than or equal to $150,000,000 and greater than $125,000,000	3.00%	1.25%
4	Less than or equal to $125,000,000 and greater than $75,000,000	3.25%	1.50%
5	Less than or equal to $75,000,000	3.50%	1.75%

provided, that, (i) the Applicable Margin shall be calculated and established once every three (3) months and shall remain in effect until adjusted for the next three (3) month period, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such three (3) month period based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period, (iii) the Applicable Margin through March 31, 2009 shall be the amount for Tier 3 set forth above and (iv) in the event that Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option, the then effective Applicable Margin shall be increased by two (2%) percentage points until the next Business Day after a Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein. In the event that at any time after the end of any three (3) month period the Quarterly Average Excess Availability for such three (3) month period used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
     1.7 “Approved Fund” shall mean any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank revolving loans and similar extensions of credit in the ordinary course of its business; provided, that, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     1.8 “Arrangers” shall mean each of (a) Wachovia Capital Markets, LLC, a Delaware limited liability company, and (b) CIT Capital Securities, LLC, a Delaware limited liability company, in its capacity as joint lead arrangers, and their successors and assigns hereunder; each sometimes referred to herein individually as an “Arranger”.
     1.9 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 15.7 hereof.
     1.10 “Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in each case as to any Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.
     1.11 “Bank Products” shall mean any one or more of the following types of services or facilities provided to a Borrower or Guarantor by Agent or a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards, debit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers or Guarantors maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Lender, its Affiliate or the other financial institution providing such services or facilities has been approved by Agent in writing with notice to Administrative Borrower.

     1.12 “Base Rate Loans” shall mean US Base Rate Loans and Canadian Base Rate Loans. All Swing Line Loans shall be Base Rate Loans.
     1.13 “Borrowers” shall mean, collectively, US Borrowers and Canadian Borrowers; each sometimes being referred to herein individually as a “Borrower”.
     1.14 “Borrowing Base” shall mean, collectively, the Canadian Borrowing Base and the US Borrowing Base.
     1.15 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer, controller or other appropriate financial officer of Administrative Borrower acceptable to Agent and delivered to Agent.
     1.16 “Business Day” shall mean (a) with respect to the US Obligations, any day other than a Saturday, Sunday, or other day on which commercial banks in New York or North Carolina are authorized or required to close, or (b) with respect to the Canadian Obligations, any day other than a Saturday, Sunday, or other day on which commercial banks in Toronto, Ontario are authorized or required to close; except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
     1.17 “Canadian Base Rate” shall mean, at any time, the annual rate of interest equal to the greater of (a) the annual rate from time to time publicly announced by Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada or (b) the annual rate of interest equal to the sum of the 30-day CDOR Rate at such time plus one (1%) percent per annum.
     1.18 “Canadian Base Rate Loans” shall mean any Canadian Dollar Loans or portion thereof on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.
     1.19 “Canadian Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada; and (b) any other Person that at any time after the date hereof becomes a Canadian Borrower; each sometimes being referred to herein individually as a “Canadian Borrower”.
     1.20 “Canadian Borrowing Base” shall mean, at any time the amount equal to:
          (a) the amount equal to: (i) eighty-five (85%) percent of the Eligible Accounts of Canadian Borrowers, plus
          (b) the amount equal to the least of (i) the sum of (A) fifty (50%) percent multiplied by the Value of Eligible Inventory of Canadian Borrowers consisting of raw materials other than Painted Coil, plus (B) the lesser of (1) thirty-five (35%) percent multiplied by the Value of Eligible Inventory of Canadian Borrowers consisting of Painted Coil, and (2) $2,500,000, plus (C) sixty (60%) percent multiplied by the Value of Eligible Inventory of Canadian Borrowers consisting of finished goods, (ii)

eighty-five (85%) percent of the Net Recovery Percentage of the applicable category of Eligible Inventory of Canadian Borrowers multiplied by the Value of such Eligible Inventory and (iii) the Canadian Inventory Loan Limit; provided, that, the aggregate outstanding amount of Loans and Letters of Credit that shall be provided to Canadian Borrowers based upon Eligible Inventory consisting of Eligible Domestic In-Transit Inventory will not exceed the US Dollar Equivalent of $4,000,000, plus
          (c) the amount equal to the lesser of (i) the Canadian Fixed Asset Availability and (ii) the US Dollar Equivalent of $9,000,000; minus
          (d) Reserves attributable to Canadian Borrowers.
     1.21 “Canadian Cash Equivalents” shall mean any of the following (a) any evidence of Indebtedness issued, guaranteed or insured by the government of Canada or any province, and having terms to maturity of not more than one hundred eighty (180) days from the date of acquisition, (b) certificates of deposit having maturities of not more than one year issued or guaranteed by any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service, (c) Canadian Dollar denominated bankers acceptances of any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service having terms to maturity of not more than one hundred eighty (180) days, (d) commercial paper having terms to maturity of not more than two hundred seventy (270) days from the date of acquisition issued by, or guaranteed by, any company which is rated at least A-2 (or any equivalent rating) by S&P and P-2 (or any equivalent rating) by Moody’s, (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Government of Canada or any province or issued by any governmental agency thereof maturing within one hundred eighty (180) days or less, and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.
     1.22 “Canadian Collateral” shall mean all personal and real property and fixtures, and interests in property and fixtures, of any Canadian Loan Party, whether now owned or hereafter acquired or existing, and wherever located.
     1.23 “Canadian Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Canadian Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Canadian Commitments”.
     1.24 “Canadian Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of Canadian Borrowers pursuant to Section 2 hereof.
     1.25 “Canadian Dollar Loans” shall mean any Loans or portion thereof which are denominated in Canadian Dollars and on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.
     1.26 “Canadian Dollars” and “C$” shall each mean the lawful currency of Canada.
     1.27 “Canadian Equipment Availability” shall mean eighty-five (85%) percent of the net orderly liquidation value of Eligible Equipment of Canadian Borrowers based (a) as of the date hereof, upon the appraisal thereof in form and containing assumptions and appraisal methods satisfactory to Agent, by an appraiser acceptable to Agent and on which Agent is specifically permitted to rely, delivered to Agent on or before the date hereof and (b) after the date hereof, on each subsequent appraisal of the Eligible Equipment of Canadian Borrowers delivered to Agent pursuant to Section 7.4 hereof; reduced as of November 1, 2008 and the first (1st) day of each month thereafter during the term hereof by an amount equal to one-sixtieth (1/60th) of the Canadian Equipment Availability as of the date hereof.
     1.28 “Canadian Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Canadian Borrowing Base and (ii) the Canadian Loan Limit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Canadian Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Canadian Obligations (but not including for this purpose Canadian Obligations arising pursuant to any guarantees in favor of Agent and Canadian Lenders of the Canadian Obligations of the other Canadian Borrowers or any outstanding Canadian Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Canadian Letter of Credit Obligations, plus (iii) the aggregate amount in excess of $185,000 of all then outstanding and unpaid trade payables and other obligations of Canadian Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Canadian Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by Canadian Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Canadian Borrowers in good faith), but not yet sent.
     1.29 “Canadian Fixed Asset Availability” shall mean the lesser of (a) the sum of the Canadian Equipment Availability and the Canadian Real Property Availability and (b) fifteen (15%) percent of the Canadian Loan Limit.
     1.30 “Canadian Guarantors” shall mean any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Canadian Obligations (but not the US Obligations) or who is the owner of any property which is security for the Canadian Obligations (other than Canadian Borrowers) together with their respective successors and assigns; each sometimes being referred to herein individually as a “Canadian Guarantor”.
     1.31 “Canadian Inventory Loan Limit” shall mean the US Dollar Equivalent of $35,000,000, not to exceed, when taken together with the US Inventory Loan Limit, the US Dollar Equivalent of $100,000,000.
     1.32 “Canadian Issuing Bank” shall mean such financial institution that is approved by Agent that shall issue a Letter of Credit for the account of a Canadian Borrower and has agreed in a manner satisfactory to Agent to be subject to the terms hereof as Canadian Issuing Bank.
     1.33 “Canadian Lender” shall mean, at any time, each Lender having a Canadian Commitment or a Loan (or Canadian Letter of Credit Obligation) made to any Canadian Borrower owing to it at such time; sometimes being referred to herein collectively as “Canadian Lenders”.
     1.34 “Canadian Letter of Credit Limit” shall mean the US Dollar Equivalent of $3,000,000.
     1.35 “Canadian Letter of Credit Obligations” shall mean at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of Canadian Borrowers outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under Letters of Credit issued for the account of Canadian Borrowers for which the Canadian Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by Canadian Lender to the Canadian Issuing Bank with respect to such Canadian Lender’s participation in Letters of Credit issued for the account of Canadian Borrowers as provided in Section 2.3 for which Canadian Borrowers have not at such time reimbursed the Canadian Lenders, whether by way of a Revolving Loan or otherwise.
     1.36 “Canadian Loan Limit” shall mean the US Dollar Equivalent of US$60,000,000, as such amount may be increased or decreased pursuant to and in accordance with the terms of Section 2.6 hereof.
     1.37 “Canadian Loan Parties” shall mean Canadian Borrowers and Canadian Guarantors; each sometimes being referred to individually as a “Canadian Loan Party.”
     1.38 “Canadian Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Canadian Loan Parties to Agent, any Canadian Lender or any Canadian Issuing Bank arising under this Agreement or any of the other Loan Documents, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Loan Documents or on account of any Letter of Credit and all other Canadian Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any Canadian Loan Party under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.7 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any Canadian Loan Party to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Canadian Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Canadian Borrowers, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to such Canadian Borrower and (B) the obligations arising pursuant to such Bank Products provided to such Canadian Borrower constitute Canadian Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 14.1, 14.2, 14.3(b), 14.6, 14.7, 14.9, 14.12 and 15.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

     1.39 “Canadian Payment Account” shall mean account no. 0360-01-2027713 of Agent at Canadian Reference Bank or such other account as Agent may from time to time designate to Administrative Borrower as the Canadian Payment Account.
     1.40 “Canadian Pension Plan” shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor.
     1.41 “Canadian Real Property Availability” shall mean seventy (70%) percent of the appraised fair market value of the Eligible Real Property of Canadian Borrowers based (a) on the date hereof, upon the appraisal thereof in form and containing assumptions and appraisal methods satisfactory to Agent, by an appraiser acceptable to Agent and on which Agent is specifically permitted to rely, delivered to Agent on or before the date hereof and (b) after the date hereof, on each subsequent appraisal of the Eligible Real Property of Canadian Borrowers delivered to Agent pursuant to Section 7.4 hereof; reduced in either case as of November 1, 2008 and the first (1st) day of each month thereafter during the term hereof, by an amount equal to one-sixtieth (1/60th) of the Canadian Real Property Availability.
     1.42 “Canadian Reference Bank” shall mean Toronto Dominion Bank (Toronto) or such other bank listed in Schedule I of the Bank Act (Canada) as Agent may from time to time designate.
     1.43 “Capital Expenditures” shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, other than the interest component of any Capitalized Lease Obligation (without duplication as to any period). Capital Expenditures shall exclude (a) expenditures for assets purchased as part of a Permitted Acquisition, and (b) expenditures for assets made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance proceeds paid on account of the loss of or damage to the assets being replaced, repaired, restored or substituted for to the extent permitted hereunder.
     1.44 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person; provided, that, a lease of Real Property that is not Indebtedness under the definition of such term as used herein shall not be deemed a Capital Lease, to the extent constituting an operating lease in accordance with GAAP.
     1.45 “Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.
     1.46 “Cash Dominion Event” shall mean (a) a Default or Event of Default or (b) the Global Availability Test Condition is not met.
     1.47 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of six (6) months or less issued or directly and fully guaranteed or insured by the United

States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of six (6) months or less of (i) any Lender or (ii) any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of two hundred seventy (270) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with (i) any Lender or (ii) any financial institution having combined capital and surplus and undivided profits of not less than $500,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within six (6) months or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.
     1.48 “Cash Management Accounts” shall have the meaning set forth in Section 6.6 hereof.
     1.49 “CDOR Rate” shall mean, on any day, the annual rate of interest which is the rate equal to the average rate for 30 day Canadian Dollar bankers’ acceptances issued on such day for a term equal or comparable for the purpose of calculating the interest rate applicable as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000, definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the rates applicable to 30 day Canadian Dollar bankers’ acceptances quoted by the Schedule I Canadian chartered banks as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.
     1.50 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     1.51 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Parent to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 10.1 hereof; (b) the liquidation or dissolution of any Borrower or Parent or the adoption of a plan by the stockholders of any Borrower or Parent relating to the dissolution or liquidation of such Borrower or Parent , other than as permitted in Section 10.1 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Equity Interests of any Borrower or Guarantor or the Board of Directors of any Borrower or Guarantor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower or Guarantor (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower or Guarantor then still in office; or (e) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Equity Interests of each Borrower.
     1.52 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     1.53 “Collateral” shall have the meaning set forth in Section 5 hereof.
     1.54 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
     1.55 “Commitment” shall mean, at any time, as to any Lender, the aggregate of such Lender’s US Commitments and Canadian Commitments; sometimes being collectively referred to herein as “Commitments”; provided, that, the aggregate Commitments of all Lenders shall not exceed the US Dollar Equivalent of US$225,000,000 as such amount may be increased pursuant to and in accordance with Section 2.6 hereof.
     1.56 “Concentration Accounts” shall mean, collectively, the deposit accounts of Borrowers identified on Schedule 8.10 of the Information Certificate as the concentration accounts and such other accounts as may be established after the date hereof in accordance with the terms hereof used to receive funds from the Cash Management Accounts; sometimes being referred to herein individually as a “Concentration Account”.
     1.57 “Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of: (a) Consolidated Net Income for such period, (b) plus or minus to the extent included in determining Consolidated Net Income (i) any gain/loss realized during such period by Parent or any of its Subsidiaries upon any sale of assets (other than any dispositions in the ordinary course of business) by Parent or any of its Subsidiaries, (ii) unrealized gains and losses with respect to obligations under Hedge Agreements to the extent not constituting Interest Expense; (iii) all income tax expense (benefit) of Borrowers and Guarantors paid or accrued in accordance with GAAP for such period, (iv) Interest Expense and non-cash interest expense (including payment-in-kind interest and the amortization of deferred financing fees), (v) depreciation and amortization, and (vi) any cash and non-cash expenses related to the early extinguishment of Indebtedness; (vii) reasonable out-of-pocket non-capitalized costs, fees and expenses incurred in connection with any merger or joint venture permitted herein, including Permitted Acquisitions; provided, that, such non-capitalized cash expenses (A) are incurred not later than three months after the consummation, of such Permitted Acquisition, and (B) shall not exceed $1,500,000 for any single Permitted Acquisition or $3,000,000 for all Permitted Acquisitions during any period of twelve (12) consecutive months, (viii) cash and non-cash charges associated with the Mid-West distribution strategy (which includes the opening of a new distribution center in Ashtabula, Oh, product line consolidation and transition of certain vinyl siding manufacturing from Ennis, Texas to Burlington,

Ontario, and elimination of the use of the warehouse adjacent to the Ennis manufacturing plant); provided, that, such cash charges associated with the consolidation and related asset sale expenses shall not exceed $1,500,000 during any period of twelve (12) consecutive months, (ix) the call premium contemplated by paragraph 5 of the notes issued pursuant to of the Opco Indenture as in effect on the date hereof (x) non-capitalized fees, costs, expenses and prepayment premiums paid by Borrower or Guarantors contemplated by this Agreement to the extent that the foregoing do not exceed the US Dollar Equivalent of $5,000,000 in the aggregate, (xi) the amount of the amortization in respect of management fees paid in conjunction with the 2004 transaction with Investcorp and (xii) any other non-cash charges or credits excluding such charges incurred in the ordinary course of business and excluding any reduction in current assets; (xiii) nonrecurring litigation or claim settlement charges or expenses to the extent not reimbursed by insurance; provided, that, such nonrecurring litigation or claim settlement charges or expenses shall not exceed $500,000 during any period of twelve (12) consecutive months; and (xiv) nonrecurring gains, losses and charges; provided, that, such nonrecurring gains, losses and charges shall not exceed $2,500,000 during any period of twelve (12) consecutive months and such amount is identified in the public filings of Parent or its Affiliates and consistent the with historical practices of Borrowers and Guarantors. Notwithstanding the foregoing, the Consolidated EBITDA of Borrowers and Guarantors on a consolidated basis for each period set forth on Schedule 1.57 hereto shall be deemed to be the amount set forth on Schedule 1.57 hereto opposite such period.
     1.58 “Consolidated Net Income” shall mean, with respect to Parent and its Subsidiaries for any period, the aggregate of the net income (or loss) of Parent and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary gain (or extraordinary loss), together with any related Provision for Taxes on any such gain (or loss), recorded or recognized by Parent or any of its Subsidiaries, as to each of the items described in this definition as determined in accordance with GAAP); provided, that, (a) the effects of any change in accounting principles adopted by, or applicable to, Parent and its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; (b) the portion of Consolidated Net Income of any Subsidiary of such Person that is not a Borrower or a Subsidiary Guarantor shall be excluded from Consolidated Net Income; and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement (other than this agreement), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded.
     1.59 “Control Notice” shall mean a written notice delivered pursuant to a Deposit Account Control Agreement instructing the depository bank to comply with instructions originated by Agent with respect to the deposit account that is covered thereby without further consent of any Borrower or Guarantor.
     1.60 “Credit Facility” shall mean , collectively, the US Credit Facility and the Canadian Credit Facility.
     1.61 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
     1.62 “Defaulting Lender” shall have the meaning set forth in Section 6.13 hereof.
     1.63 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may reasonably require.

     1.64 “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatory or at the option of the holder thereof) or upon the happening of any event or condition:
          (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
          (b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or
          (c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof.
     1.65 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case at the time of creation and at all times thereafter satisfy the criteria set forth below as determined by Agent. Without limiting Agent’s discretion provided herein, Eligible Accounts shall not include:
          (a) any Account which is not subject to a first priority perfected security interest in favor of Agent;
          (b) any Account which is subject to any security interest, lien or other encumbrance other than the security interest and lien of Agent and those permitted in clauses (b) and (c) of Section 10.2 hereof (but as to liens referred to in clause (c) only to the extent that Agent has established a Reserve as provided therein) and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;
          (c) any Account that is unpaid more than sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for it, or which has been written off the books of such Person or otherwise designated as uncollectible;
          (d) any Account owing by an account debtor for which more than fifty (50%) percent of the Accounts owing by such account debtor and its Affiliates are ineligible hereunder;
          (e) any Account owing by a single account debtor (provided, that, for the avoidance of doubt, for the purposes of this definition, each individual “Dealer” shall be treated as a single account debtor) to the extent that the aggregate amount of such Accounts exceeds seven (7%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage that otherwise satisfy the criteria herein will be deemed Eligible Accounts and it being understood that such seven (7%) percent limitation shall apply to the Eligible Accounts of the US Borrowers and the Canadian Borrowers collectively);

          (f) any Account in respect of which the aggregate amount owing by the account debtor thereunder to a Borrower is less than the US Dollar Equivalent of $3,000; except, that, such Accounts which would in all other respects constitute Eligible Accounts shall be Eligible Accounts to the extent that the aggregate amounts thereof do not exceed the US Dollar Equivalent of: (i) in the case of such Accounts owing by account debtors of US Borrowers, $1,600,000 in the aggregate and (ii) in the case of Canadian Borrowers, $600,000 in the aggregate.
          (g) any Account with respect to which any covenant, representation, or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true in any material respect;
          (h) any Account that (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Agent and which has been sent to the account debtor, (iii) represents a progress billing, (iv) is contingent upon such Person’s or its Affiliates’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest or (vii) has been invoiced more than once;
          (i) any Account with respect to which any checks or other instruments of payment in the amount of $15,000 or more in the case of any such check or other instrument has been returned uncollected for any reason;
          (j) any Account owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, State, Provincial or territorial bankruptcy laws (other than post-petition accounts payable of an account debtor that is a debtor-in-possession under the US Bankruptcy Code and acceptable to Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (k) any Account owed by any account debtor that has sold all or substantially all its assets (unless such Account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);
          (l) any Account owed by an account debtor that (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable law of the United States, any State of the United States, Canada, or any Province of Canada, unless, in either case, such Account is backed by a letter of credit acceptable to Agent and that has been assigned to and is directly drawable by Agent; except, that, up to $500,000 of such Accounts outstanding at any time that are otherwise Eligible Accounts, and which are identified by Administrative Borrower to Agent in writing, may be included in Eligible Accounts without such letter of credit support;
          (m) any Account owed in any currency other than US Dollars or Canadian Dollars;
          (n) any Account owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States or Canada, unless such Account is backed by a letter of credit acceptable to Agent and which has been assigned to and is directly drawable by Agent, or (ii) the government of the United States or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended, or the Financial Administration Act (Canada), as amended, as applicable, and any other steps necessary to perfect the security interest and lien of Agent in such Account have been complied with to Agent’s satisfaction;
          (o) any Account owed by any Affiliate, employee, officer, director or agent of any Borrower or Guarantor;
          (p) any Account of an account debtor that exceeds two (2%) percent of all Eligible Accounts, in respect of which the credit limit, if any, as to such account debtor determined by the applicable Borrower from time to time, and such credit limit is acceptable to Agent (and otherwise such credit limit as Agent may determine after notice and consultation with Administrative Borrower), is exceeded by more than ten (10%) percent of the amount of such credit limit for thirty (30) days, to the extent of such excess;
          (q) any Account owed by an account debtor or any Affiliate of such account debtor to which any Borrower or Guarantor is indebted, but only to the extent of such indebtedness, or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof;
          (r) any Account subject to any counterclaim, deduction, defense, setoff or dispute (including, without limitation, with respect to any of the foregoing, in the form of a rebate or warranty claim), in each case to the extent thereof as determined by Agent in its reasonable discretion;
          (s) any Account evidenced by or arising under any promissory note, lease, chattel paper, or instrument;
          (t) any Account owed by an account debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Person to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Person has filed such report or qualified to do business in such jurisdiction;
          (u) any Account with respect to which such Person has made any agreement with the account debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Person created a new receivable for the unpaid portion of such Account;
          (v) any Account that does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, State, Provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (w) any Account arising from goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports to indicate that any Person other than such Person has or has had an ownership interest in such goods, or which indicates any party other than such Person as payee or remittance party;
          (x) any Account created on cash on delivery terms; or

          (y) any Account that Agent determines may not be paid by reason of the account debtor’s inability to pay (including, without limitation, all Accounts classified by Borrowers as “Legals” in accordance with their current practices).
The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its reasonable discretion, upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on the Account, in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Accounts as determined by Agent in its reasonable discretion. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.
     1.66 “Eligible Domestic In-Transit Inventory” shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) that has been shipped from a location of any Borrower or from the manufacturer or wholesale distributor thereof within the United States or Canada for receipt at a location of any Borrower within the United States or Canada and permitted hereunder, within thirty (30) days of shipment, but in either case, which has not yet been delivered to such Borrower, for which the purchase order is in the name of a Borrower, title has passed to such Borrower (and Agent has received such evidence thereof as it has requested) and which is insured in accordance with the terms of this Agreement, subject to the limits set forth in the definitions of Canadian Borrowing Base and US Borrowing Base.
     1.67 “Eligible Equipment” shall mean Equipment owned by any Borrower that is located in the United States of America or Canada and that is in each case included in an appraisal of Equipment received by Agent in accordance with the requirements of Agent, which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) which in each case satisfy the criteria set forth below. Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by any Borrower; provided, that, as to locations that are leased by a Borrower, if Agent shall not have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor (or Agent shall have determined to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof not to exceed the aggregate amount payable for the next three (3) months to the owner or lessor of such locations; (b) Equipment subject to a security interest or lien in favor of any person other than Agent except for Permitted Liens; (c) Equipment that is not located in the continental United States of America or in Canada; (d) Equipment that is not subject to the first priority, valid and perfected security interest of Agent; (e) worn-out, obsolete, damaged or defective Equipment or Equipment not in good order and repair and used or usable in the ordinary course of such Borrower’s business as presently conducted; (f) computer hardware; or (g) Equipment that is or becomes a fixture to any Real Property. The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent in its reasonable discretion, upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either an event, condition or other circumstance (i) arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no knowledge thereof or of its effect on the Equipment, in each case which adversely affects or would reasonably be expected to adversely affect the Equipment in the good faith determination of Agent. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

     1.68 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of raw materials and finished goods held for resale in the ordinary course of the business of such Borrower that satisfy the criteria set forth below. Eligible Inventory shall not include:
          (a) any Inventory that is not subject to a first priority perfected security interest in favor of Agent;
          (b) any Inventory that is subject to any security interest, lien or other encumbrance other than the security interest and lien of Agent and those permitted in clauses (b), (c) and (k) of Section 10.2 (but as to liens referred to in clause (k) only to the extent that Agent has established a Reserve as provided therein) and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;
          (c) any Inventory that is slow moving or obsolete (with Inventory as to which a supply of more than twelve (12) months is then on hand being deemed to be obsolete or slow moving for this purpose to the extent of any such excess supply).
          (d) any Inventory that, in Agent’s opinion, is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;
          (e) any Inventory with respect to which any covenant, representation, or warranty contained in this Agreement or any of the other Loan Documents has been breached or is not true in any material respect or which does not conform to all standards imposed by any Governmental Authority;
          (f) any Inventory which any Person other than such Person shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
          (g) any Inventory that constitutes work-in-process (except Painted Coil of up to the limits set forth in the definitions of Canadian Borrowing Base and US Borrowing Base), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that have been returned for repair, replacement or refurbishment, used, repaired or refurbished goods, repossessed goods, unmerchantable, defective or damages goods, goods unfit for sale, goods held on consignment, goods which are not of a type held for sale in the ordinary course of business, goods not salable at prices approximating at least eighty (80%) percent of the cost of such Inventory in the ordinary course of business;
          (h) any Inventory that is not located at premises owned or leased and controlled by any Borrower, except for Eligible Domestic In-Transit Inventory and except as set forth in clause (i) below;
          (i) any Inventory located in any location leased by such Person or its Affiliates unless (i) the lessor (and its mortgagee, if any) has delivered to Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by Agent (except to the extent not required in accordance with the definition of “Reserves” hereunder);
          (j) (i) other than in respect of Inventory with an aggregate value of up to $1,000,000 at such times that no Default or Event of Default exists or has occurred and is continuing, any Inventory located in any third party warehouse or is in the possession of a bailee or is being processed offsite at a third party location or outside processor and, in any such case, is not evidenced by a document of title, unless (ii) such warehouseman or bailee or the owner of such third party location or such outside processor has delivered to Agent a Collateral Access Agreement reasonably acceptable to it and such other documentation as Agent may reasonably require or (iii) an appropriate Reserve has been established by Agent;
          (k) any Inventory that is a discontinued product or component thereof and is not immediately usable in a continuing product;
          (l) any Inventory that is the subject of a consignment by such Person as consignor;
          (m) any Inventory that contains or bears any intellectual property rights licensed to such Person unless Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; and
          (n) any Inventory that is not reflected in a current perpetual inventory report of such Person (other than finished goods window Inventory located at facilities of Associated Materials LLC, as reflected in the reconciliation of the perpetual inventory and general ledger in accordance with Section 7.1(a)(ii) hereof).
The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its reasonable discretion, upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or of its effect on Inventory, in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Inventory as determined by Agent in good faith. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.
     1.69 “Eligible Real Property” shall mean Real Property owned by a US Borrower or a Canadian Borrower in fee simple and included in an appraisal of Real Property received by Agent in accordance with the requirements of Agent and in each case which satisfies the criteria set forth below. Eligible Real Property shall not include: (a) Real Property which is not owned and operated by a Borrower; (b) Real Property subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except Permitted Liens (but not including for the purpose of this exception (i) any purchase money security interests or liens that may be permitted under this Agreement, or (ii) other security interests or liens that would have priority over the security interests of Agent or are not subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such lien and Agent); (c) Real Property that is not located in the continental United States of America or Canada; (d) Real Property that is not subject to the valid and enforceable, first priority (subject to Permitted Liens and as provided in clause (b) above), perfected security interest, lien and mortgage of Agent; (e) Real Property in respect of which Agent has not received an appraisal in form and substance satisfactory to Agent and by an appraiser acceptable to Agent; (f) Real Property where Agent determines in its reasonable discretion that issues relating to compliance with Environmental Laws adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves upon the inclusion of such Real Property as Eligible Real Property in the calculation of the Fixed Asset Availability to reflect such adverse affect); and (g) Real Property improved with residential housing. Any Real Property which is not Eligible Real Property shall nevertheless be part of the Collateral.

     1.70 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is an Approved Fund, and in each case under clauses (a) and (b) above, is approved by Agent (provided, that, subject to Section 15.7 hereof , such person shall not include any person that has been designated in writing by Administrative Borrower to Agent prior to the date hereof as unacceptable); and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent; provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent and Required Lenders may otherwise specifically agree.
     1.71 “Environmental Laws” shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to public health or exposure to Hazardous Materials, (b) relating to the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials as now or may at any time be in effect during the term of this Agreement.
     1.72 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     1.73 “Equipment Availability” shall mean, collectively, the US Equipment Availability and the Canadian Equipment Availability.
     1.74 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s Equity Interests or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Equity Interests of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of Equity Interests of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     1.75 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

     1.76 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
     1.77 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,000,000.
     1.78 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
     1.79 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 12.1 hereof.
     1.80 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
     1.81 “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York time, on the date on which any such conversion of currency is to be made under this Agreement.
     1.82 “Excluded Collateral” shall have the meaning given to such term in Section 5.3(c).
     1.83 “Existing Lenders” shall mean the lenders under the Existing Credit Agreement (and including UBS AG, Stamford Branch, in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.
     1.84 “Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated December 22, 2004, by and among Associated Materials Incorporated, as U.S. Borrower, Gentek Building Products Limited, as Canadian Borrower, AMH Holdings, Inc. and Associated Materials Holdings Inc., as Guarantors, the financial institutions party thereto as lenders, UBS AG, Stamford Branch, as U.S. Administrative Agent, Canadian Imperial Bank of Commerce, as Canadian Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, General Electric Capital Corporation and National City Bank, as Co-Documentation Agents, and UBS Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers, as amended.

     1.85 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.85 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.86 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.
     1.87 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent Wachovia and Arrangers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.88 “Fixed Asset Availability” shall mean, collectively, the Equipment Availability and the Real Property Availability.
     1.89 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) EBITDA of any Person or its Subsidiaries on a consolidated basis minus the sum of (i) Capital Expenditures of such Person and its Subsidiaries to the extent not financed by a third party, plus (ii) net cash income taxes paid by such Person and its Subsidiaries, plus (iii) cash dividends, distributions and share repurchases or redemptions of such Person and its Subsidiaries to (b) Fixed Charges of such Person and its Subsidiaries, for such period.
     1.90 “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money (including any reductions in Fixed Asset Availability hereunder), Indebtedness for the deferred purchase price of any property or services to the extent paid, including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with a Permitted Acquisition or Permitted Disposition (but excluding an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases).
     1.91 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.
     1.92 “Foreign Subsidiary” shall have the meaning given to such term in Section 5.3(c) hereof.

     1.93 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, unless otherwise agreed by Agent, for purposes of Section 11 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof, subject, however, in the case of determination of compliance with the financial covenants in Section 11, to the provisions of Section 15.2(h) hereof.
     1.94 “Global Availability Test Condition” shall mean (a) prior to the time Fixed Asset Availability is zero (0): (i) Global Excess Availability of Borrowers equals not less than twenty (20%) percent of the Maximum Credit, (ii) Canadian Excess Availability equals not less than fifteen (15%) percent of the Canadian Loan Limit and (iii) US Excess Availability equals not less than fifteen (15%) percent of the US Loan Limit and (b) after such time as Fixed Asset Availability is zero (0): (i) Global Excess Availability of Borrowers equals not less than fifteen (15%) percent of the Maximum Credit, (ii) Canadian Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit and (iii) US Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the US Loan Limit.
     1.95 “Global Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the aggregate of the US Borrowing Base and the Canadian Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount in excess of $500,000 of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), but not yet sent.
     1.96 “Governmental Authority” shall mean the government of the United States of America, Canada, or any other nation or any political subdivision thereof, whether state or local, provincial or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).
     1.97 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Associated Materials Holdings, LLC, a Delaware limited liability company; (b) Gentek Holdings, LLC, a Delaware limited liability company; (c) Alside, Inc., a Delaware corporation, and (d) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

     1.98 “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     1.99 “Harvest Partners” means Harvest Partners, Inc., a New York corporation, and its successors and assigns.
     1.100 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons, petroleum, crude oil, or any fraction thereof; flammable explosives, asbestos and asbestos-containing materials, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants, contaminants, materials which include hazardous constituents and/or any other similar substances, materials, or wastes that are or become regulated or are or become classified as hazardous or toxic under any Environmental Law.
     1.101 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) entered into for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.
     1.102 “Holdings I Documents” shall mean, individually and collectively, the Holdings I Indenture, the Holdings I Notes and all agreements, documents and instruments executed and/or delivered in connection therewith, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.103 “Holdings I Indenture” shall mean the Indenture Governing the 11.25% Senior Discount Notes, dated March 4. 2004, between AMH Holdings, LLC, as issuer, and Wilmington Trust Company, as trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.104 “Holdings I Notes” shall mean the 11.25% Senior Discount Notes due 2014 issued by AMH Holdings, LLC pursuant to the Holdings I Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.105 “Holdings II Documents” shall mean, individually and collectively, the Holdings II Indenture, the Holdings II Notes and all agreements, documents and instruments executed and/or delivered in connection therewith, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.106 “Holdings II Indenture” shall mean the Indenture governing the 13.625% Senior Notes due 2014, dated December 22, 2004, between AMH Holdings II, Inc., as issuer, and U.S. Bank, National Association, as trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.107 “Holdings II Notes” shall mean the 13.625% Senior Notes due 2014 issued by AMH Holdings II, Inc. pursuant to the Holdings II Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.108 “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Disposition (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all Capitalized Lease Obligations of such Person, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is ninety-one (91) days after the Maturity Date and other Disqualified Equity Interests, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.
     1.109 “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Loan Documents and the financing arrangements provided for herein.

     1.110 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the Canadian Intellectual property Office or any similar office or agency of Canada, any Province thereof and any political subdivision thereof, the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.
     1.111 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense, net of interest income, of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or payable in cash (including the interest component of any Capital Lease for such period but not interest expense in the form of payments-in-kind or amortization in respect of deferred financing fees), and in any event, including, without limitation, (a) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, and (b) the costs or fees for such period associated with Hedge Agreements in respect of interest rate swaps to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any); provided, that, Interest Expense shall be determined after giving effect to the net payments and receipts for such period under Hedging Agreements in respect of interest rate swaps.
     1.112 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration (and, if acceptable to all Lenders nine (9) or twelve (12) months duration) as any Borrower or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.
     1.113 “Interest Rate” shall mean,
          (a) Subject to clause (b) of this definition below:
               (i) as to Base Rate Loans that are US Base Rate Loans and Swing Line Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the US Base Rate,
               (ii) as to Base Rate Loans that are Canadian Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Canadian Base Rate, and

               (iii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.
          (b) Notwithstanding anything to the contrary contained herein,
               (i) Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans, Eurodollar Rate Loans and Swing Line Loans by two (2%) percent per annum, for the period from and after the date of the occurrence of an Event of Default but only for so long as such Event of Default is continuing; and
               (ii) Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans, Eurodollar Rate Loans and Swing Line Loans by two (2%) percent per annum, on Revolving Loans or Swing Line Loans at any time outstanding in the aggregate in excess of the Canadian Borrowing Base and/or the US Borrowing Base (in each case whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).
     1.114 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     1.115 “Investcorp” shall mean Investcorp S.A., a limited liability company incorporated in the Grand Duchy of Luxembourg, together with its successors and assigns.
     1.116 “Investment” shall have the meaning set forth in Section 10.4 hereof.
     1.117 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may reasonably require.
     1.118 “Issuing Bank” shall mean Canadian Issuing Bank or US Issuing Bank, as the case may be.
     1.119 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 15.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.
     1.120 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

     1.121 “Letter of Credit Limit” shall mean $25,000,000.
     1.122 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.3 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.
     1.123 “Letters of Credit” shall mean all letters of credit denominated in US Dollars or Canadian Dollars (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.
     1.124 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.
     1.125 “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.
     1.126 “Loan Documents” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, hypothecs, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Loan Documents shall not include Hedge Agreements.
     1.127 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. In the event that such rate is not available at such time for any reason, then the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.
     1.128 “Material Adverse Effect” shall mean a material adverse change in (a) the business, assets, liabilities, results of operations, property or financial condition of Borrowers and Guarantors taken as a whole; (b) the ability of any Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under the Loan Documents; (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents or the perfection or priority of any lien in favor of the Agent; or (d) the ability of Agent or any Lender to enforce the obligations owing to it or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under any of the Loan Documents.

     1.129 “Material Contract” shall mean (a) any contract or other agreement (other than the Loan Documents and Hedge Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of the US Dollar Equivalent of $10,000,000 in any fiscal year (but excluding for this purpose contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Loan Documents and Hedge Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
     1.130 “Maturity Date” shall mean October 3, 2013; except, that, in the event the obligations of Borrowers and Guarantors with respect to the Opco Notes remain outstanding as of the date that is six (6) months prior to the stated maturity date of the Opco Notes, then the Maturity Date shall be the date six (6) months prior to the stated maturity date of the Opco Notes.
     1.131 “Maximum Credit” shall mean the amount of $225,000,000 (subject to adjustment as provided in Section 2.6 hereof).
     1.132 “Maximum Credit Increase Effective Date” shall have the meaning set forth in Section 2.6(c) hereof.
     1.133 “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.
     1.134 “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns.
     1.135 “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Associated in favor of Agent with respect to the Real Property and related assets of such Borrower located in West Salem and Cuyahoga Falls, Ohio, (b) the Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Associated in favor of Agent with respect to the Real Property and related assets of such Borrower located in Akron, Ohio, (c) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Associated in favor of Agent with respect to the Real Property and related assets of such Borrower located in Ennis, Texas, (d) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing,, dated of even date herewith, by Associated in favor of Agent with respect to the Real Property and related assets of such Borrower located in Yuma, Arizona, (e) the Mortgage, dated of even date herewith, by Canadian Borrower in favor of Agent with respect to the Real Property and related assets of such Borrower located in Burlington and London, Ontario and (f) the Deed of Hypothec, dated of even date herewith, by Gentek in favor of Agent with respect to the Real Property and related assets of such Borrower located in Point Claire, Quebec.
     1.136 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

     1.137 “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests or Indebtedness, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien (other than a lien created under the Loan Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.
     1.138 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of estimated liquidation expenses, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.
     1.139 “Obligations” shall mean, collectively, the US Obligations and Canadian Obligations.
     1.140 “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     1.141 “Opco Documents” shall mean, individually and collectively, the Opco Indenture, the Opco Notes and all agreements, documents and instruments executed and/or delivered in connection therewith, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.142 “Opco Indenture” shall mean the Indenture governing the 9.75% Senior Subordinated Notes due 2012, dated April 23, 2002, among Associated Materials Incorporated, now known as Associated Materials, LLC, as issuer, the subsidiary guarantor thereunder and Wilmington Trust Company, as trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.143 “Opco Notes” shall mean the 9.75% Senior Subordinated Notes due 2012 issued by Associated Materials Incorporated, now known as Associated Materials, LLC, pursuant to the Opco Indenture, in the aggregate original principal amount of $165,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.144 “Opco Permitted Payments” shall mean regularly scheduled payments of interest, when due, and customary fees and expense reimbursements in respect of the Opco Notes as in effect on the date hereof.
     1.145 “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

     1.146 “Painted Coil” shall mean raw material Inventory consisting of uncut aluminum and steel coil that has been painted.
     1.147 “Parent” shall mean Associated Materials Holdings, LLC, a Delaware limited liability company, and its successors and assigns.
     1.148 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 15.7 of this Agreement governing participations.
     1.149 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     1.150 “Permitted Acquisitions” shall mean the purchase by a Borrower after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Equity Interests (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:
          (a) as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, no Default or Event of Default shall exist or have occurred and be continuing;
          (b) if the aggregate consideration paid or payable with respect to such acquisition and all such acquisitions during each period of twelve (12) consecutive calendar months does not exceed the US Dollar Equivalent of $10,000,000 (which amount may be increased by the amount of any equity contributions by the direct or indirect owners of Parent of up to the US Dollar Equivalent of $5,000,000 contemporaneously applied to the purchase price of any such acquisition), the Global Availability Test Condition shall be satisfied as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment;
          (c) if the aggregate consideration paid or payable with respect to such acquisition or all such acquisitions during any period of twelve (12) consecutive calendar months exceeds the US Dollar Equivalent of $10,000,000 or such greater amount up to the US Dollar Equivalent of $15,000,000 pursuant to Section 1.149(b) above, as applicable, then, without limitation upon Section 1.149(d) below, (i) the sum of the US Excess Availability and the Canadian Excess Availability shall have been not less than twenty (20%) percent of the Maximum Credit for the period of ninety (90) consecutive days immediately preceding the date of such acquisition, (ii) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Canadian Borrowing Base and the US Borrowing Base as a result of such acquisition, using the most recent calculation of the Canadian Borrowing Base and the US Borrowing Base prior to the date of any such payment, on a pro forma basis, the sum of the US Excess Availability and the Canadian Excess Availability shall be not less than twenty (20%) percent of the Maximum Credit and (iii) Agent shall have received projections of Parent and its Subsidiaries, in form and substance satisfactory to Agent, showing that (A) the sum of the US Excess Availability and the Canadian Excess Availability shall be not less than twenty (20%) percent of the Maximum Credit at all times during the twelve (12) month period commencing as of the first day of the first full month after such acquisition and (B) the Fixed Charge Coverage Ratio for Parent and its Subsidiaries as of the date of such acquisition (for the immediately preceding twelve (12) consecutive month period ended on such date) and after giving effect thereto, is equal to or greater than 1.1:1.0, and is projected, pursuant to projections in form and substance satisfactory to Agent, to be equal to or greater than 1.1 to 1.0 at all times during the immediately succeeding twelve (12) consecutive month period;
          (d) the aggregate amount of consideration paid in connection with Permitted Acquisitions consummated during any period of twelve (12) consecutive calendar months (such consideration to be deemed to include, without limitation, cash, notes and other debt, maximum earnouts, consulting and non-compete payments, Equity Interests issued and the like) during any period of twelve (12) consecutive calendar months (but without duplication of), shall not exceed the US Dollar Equivalent of US$25,000,000 (which amount may be increased by the amount of any equity contributions by the direct or indirect owners of Parent of up to the US Dollar Equivalent of $10,000,000 contemporaneously applied to the purchase price of Permitted Acquisitions)for such period of twelve (12) consecutive calendar months;
          (e) the Acquired Business is incorporated or organized under the laws of a State within the United States or the laws of Canada or a province thereof;
          (f) the Acquired Business shall be a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that a Borrower or a Guarantor is engaged in on the date hereof;
          (g) in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;
          (h) Agent shall have received, not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, in each case with such information to include (i) parties to such acquisition, (ii) the proposed date and amount of the acquisition, (iii) a list and description of the assets or shares to be acquired, and (iv) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);
          (i) if a Borrower (or Administrative Borrower on behalf of such Borrower) requests that any Accounts, Inventory or Equipment acquired pursuant to such acquisition be included in the Canadian Borrowing Base and/or the US Borrowing Base, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any Accounts, Inventory or Equipment of the Acquired Business shall only be Eligible Accounts, Eligible Inventory or Eligible Equipment, as the case may be, to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts, Eligible Inventory and Eligible Equipment, as the case may be, set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts, Eligible Inventory and Eligible Equipment, as applicable, and subject to such Reserves as Agent may establish in connection with the Acquired Business in accordance with the definition of such term, and in the case of Eligible Inventory and Eligible Equipment acquired pursuant to a Permitted Acquisition to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.3 hereof); provided, that, in no event shall any such Equipment constitute Eligible Equipment to the extent that (i) the Value of such Equipment acquired in any period of twelve (12) consecutive calendar months exceeds the US Dollar Equivalent of $3,750,000, or (ii) the addition of such Equipment as Eligible Equipment would increase the US Equipment Availability or the Canadian Equipment Availability above the respective amounts thereof on the date hereof;

          (j) if the aggregate consideration paid or payable with respect to such acquisition or all such acquisitions during any period of twelve (12) consecutive calendar months exceeds the US Dollar Equivalent of $10,000,000, and at the request of Agent in any case, Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an unqualified opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) if any of such audited financial statements and opinions are not available, such unaudited financial statements or reviewed financial statements with respect to the Acquired Business for such fiscal years as may have been prepared, or (iii) such other historical financial statements with respect to the Acquired Business as may be acceptable to Agent;
          (k) Agent shall have received a certificate of the chief financial officer or chief executive officer of Borrower certifying to Agent that such transaction complies with this definition; and
          (l) if the aggregate consideration paid or payable with respect to such acquisition or all such acquisitions during any period of twelve (12) consecutive calendar months exceeds the US Dollar Equivalent of $10,000,000, and at the request of Agent in any case, upon Agent’s request, Agent shall have received (i) copies of all material agreements pertaining to such transaction, and (ii) all such other information and data relating to such transaction or the Acquired Business as may be reasonably requested by Agent.
     1.151 “Permitted Dispositions” shall mean each of the following:
          (a) sales of Inventory in the ordinary course of business;
          (b) the sale or other disposition of used, worn-out or obsolete Equipment, Real Property and interests in Equipment and Real Property that are no longer used or useful in the conduct of the business of Borrowers and Guarantors; provided, that, only to the extent that any of the foregoing includes Eligible Equipment or Eligible Real Property, the Canadian Fixed Asset Availability and/or the US Fixed Asset Availability, as the case may be, shall be reduced by an amount equal to the greater of (i) the applicable Net Cash Proceeds of the disposition thereof by or on behalf of such Borrowers and (ii) the amount advanced hereunder based upon such Equipment or Real Property as reduced by the amortization set forth in the definitions of Canadian Real Property Availability, US Real Property Availability, Canadian Equipment Availability and US Equipment Availability, as applicable; provided, further, that, in each case at any time a Cash Dominion Event exists, all of the Net Cash Proceeds of the sale or other disposition shall be paid to Agent for application to the Obligations in accordance with the terms hereof;
          (c) the sale or other disposition of property by Parent or any Subsidiary thereof to a Borrower or Guarantor; provided, that, if the transferor of such property is a Borrower or Guarantor (i) the transferee thereof must be (A) a Borrower if the transferor is a Borrower or (B) a Borrower or Guarantor if the transferor is a Guarantor, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.4 hereof and (iii) to the extent of any security interests and lien of Agent with respect to such property prior to its sale or other disposition, the security interest and lien of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Agent may request with respect thereto;

          (d) the grant by Parent and its Subsidiaries after the date hereof of a license of any Intellectual Property owned by Parent and its Subsidiaries; provided, that, such license is on a non-exclusive basis, the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Parent and its Subsidiaries to sell or otherwise dispose of any Inventory or other Collateral or otherwise adversely limit or interfere in any respect with the use of any such trademarks by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents, and as of the date of the grant of any such license, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (e) the issuance and sale by Parent and its Subsidiaries of Equity Interests of Parent and its Subsidiaries after the date hereof for cash; provided, that, (i) Parent and its Subsidiaries shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 10.5 hereof, (ii) except as Agent may otherwise agree in writing, and other than for the issuance of Equity Interests as provided in clauses (h) and (i) below, all of the Net Cash Proceeds of the sale and issuance of such Equity Interests shall be paid to Agent for application to the Obligations in accordance with the terms hereof and (iii) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (f) the issuance of Equity Interests of Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Parent for the benefit of its employees, directors and consultants; provided, that, in no event shall Parent be required to issue, or shall Parent issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;
          (g) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Borrower, Guarantor or their Subsidiaries or is not economically practical to maintain and is of minimal value, and does not appear on is or otherwise not affixed to or incorporated in any Inventory or necessary in connection with the Records or have any material value; provided, that, as of the date of such abandonment or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (h) any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 10.5 or Permitted Investment permitted under Section 10.4;
          (i) the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrowers and Guarantors;
          (j) the sale of Accounts not constituting Eligible Accounts in connection with the collection or compromise thereof in the ordinary course of business of Borrowers and Guarantors, in an aggregate amount not to exceed the US Dollar Equivalent of US$4,000,000 in any period of twelve (12) consecutive months in the ordinary course of business of Parent and its Subsidiaries; provided, that, as of the date of each such sale and after giving effect thereto (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) Global Excess Availability shall be not less than fifteen (15%) percent of the Maximum Credit, (iii) US Excess Availability shall be not less than fifteen (15%) percent of the US Loan Limit, and (iv) Canadian Excess Availability shall be not less than fifteen (15%) percent of the Canadian Loan Limit;

          (k) the sale or other disposition of Cash Equivalents or Canadian Cash Equivalents for fair market value provided the proceeds thereof are applied in accordance with the terms hereof;
          (l) the disposition of other assets having a fair market value of $75,000 or less (not to exceed $750,000 in any period of twelve (12) consecutive calendar months);
          (m) sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition; provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:
               (i) not less than seventy-five (75%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction;
               (ii) the aggregate of value of all assets disposed of pursuant to this Section 1.150(m) shall not exceed the US Dollar Equivalent of $13,000,000 in any twelve (12) consecutive calendar month period or the US Dollar Equivalent of $25,000,000 during the term hereof;
               (iii) the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of;
               (iv) such transaction does not involve the sale or other disposition of any Equity Interest in any Subsidiary or of Receivables other than Receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise constituting a Permitted Disposition (but in no event constituting Accounts of a Borrower);
               (v) as of the date of such sale or other disposition and after giving effect thereto, the Global Availability Test Condition shall be satisfied;
               (vi) at any time a Cash Dominion Event exists, the Net Cash Proceeds from any such sale or other disposition, shall be applied to the Obligations (without permanent reduction thereof); and
               (vii) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.
     1.152 “Permitted Holders” shall mean, collectively, Harvest Partners and Investcorp, their respective controlled affiliates and funds controlled by Harvest Partners, Investcorp and such affiliates (“control” (and its derivatives) of a Person, for the purposes of this definition of “Permitted Holders” means the power, directly or indirectly, to direct or cause the direction of the management, policies and investment decisions of such Person whether by contract or otherwise)).
     1.153 “Permitted Investments” shall mean each of the following:
          (a) Investments consisting of accounts receivables owing to any Borrower or Guarantor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
          (b) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (c) Investments in cash, Cash Equivalents or Canadian Cash Equivalents on the date hereof or at any other time that a Global Excess Availability shall be not less than fifteen (15%) percent of the Maximum Credit, subject in each case to the execution and delivery of an Investment Property Control Agreement with respect thereto;
          (d) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;
          (e) obligations under Hedge Agreements permitted under Section 10.3(j) hereof;
          (f) receivables owing to Parent or any of its Subsidiaries if created or acquired in the ordinary course of business consistent with current practices as of the date hereof;
          (g) the existing Investments of Parent and its Subsidiaries as of the date hereof in their respective Subsidiaries; provided, that, Parent and its Subsidiaries shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;
          (h) additional Investments held by Parent or any of its Subsidiaries in any non-wholly-owned Subsidiary solely to the extent that such Investments reflect an increase in the stockholders’ equity of such Subsidiary resulting from retained earnings of such Subsidiary;
          (i) loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business for bona fide (including, without limitation, in connection with the purchase of Equity Interests by such directors, officers and employees) business purposes not in excess of $3,000,000 at any time outstanding not evidenced by a note, or if so evidenced, pledged to Agent upon its request at any time an Event of Default exists or has occurred and is continuing;
          (j) stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Parent and its Subsidiaries as Agent may request;
          (k) obligations of account debtors to Parent and its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent and its Subsidiaries; provided, that, promptly upon the receipt of the original of any such promissory note in an amount greater than $250,000 individually from any single account debtor or $1,000,000 in the aggregate from all account debtors (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of Agent) by Parent and its Subsidiaries, such promissory note shall be endorsed to the order of Agent by Parent and its Subsidiaries and promptly delivered to Agent as so endorsed;
          (l) loans, advances and other Investments by a Borrower or Guarantor to or in a Borrower or Guarantor, after the date hereof; provided, that, as to any such Investments, to the extent any assets (including cash) subject to the security interests, liens and hypothecs of Agent for itself and for the benefit of the Secured Parties are to be so transferred in respect of such Investment, each of the following conditions is satisfied: (i) to the extent that such Investment gives rise to any Indebtedness, such

Indebtedness is permitted hereunder, (ii) to the extent that such Investment gives rise to the issuance of any Equity Interests, such issuance is permitted hereunder, (iii) as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (iv) (A) if the Person making the loan, advance or other Investment is a US Borrower or US Guarantor, then as of the date thereof and after giving effect thereto, US Excess Availability shall be not less than seven (7%) percent of the US Loan Limit, (B) if the Person making the loan, advance or other Investment is a Canadian Borrower or Canadian Guarantor, then as of the date thereof and after giving effect thereto, Canadian Excess Availability shall be not less than seven (7%) percent of the Canadian Loan Limit, (C) no repayments in respect of any such loan, advance or other Investment shall be made, directly or indirectly, in any form, or any funds or assets set aside therefor, prior to the date that is sixty (60) days after the date of such loan, advance or other Investment (provided that such repayments may be made at any time after the date of such loan, advance, or other Investment if, in addition to the other requirements for the repayment thereof set forth in Section 1.154(l), after giving effect thereto, Canadian Excess Availability shall be not less than fifteen (15%) percent of the Canadian Loan Limit and US Excess Availability shall be not less than fifteen (15%) percent of the US Loan Limit), (D) any repayment by a US Borrower or US Guarantor in respect of any such loan, advance or other Investment shall only be made if as of the date thereof and after giving effect thereto, US Excess Availability shall be not less than seven (7%) percent of the US Loan Limit, and (E) any repayment by a Canadian Borrower or Canadian Guarantor in respect of any such loan, advance or other Investment shall only be made if as of the date thereof and after giving effect thereto, Canadian Excess Availability shall be not less than seven (7%) percent of the Canadian Loan Limit;
          (m) Investments constituting Restricted Payments permitted by Section 10.5;
          (n) Investments permitted under Section 10.4;
          (o) [Intentionally omitted];
          (p) Investments made by Parent or any other Borrower or Guarantor as a result of the receipt of non-cash consideration in connection with any Permitted Disposition made in compliance with Section 10.1(b) hereof;
          (q) Investments in respect of loans or extensions of credit made by Parent or Associated (“Management Loans”) to employees, officers, directors or consultants (“Management Investors”) of Parent and its Subsidiaries in connection with its purchase of newly issued Equity Interests of Parent or direct or indirect parent company thereof (or any Borrowers or Guarantors) (“Management Shares”), so long as the proceeds of such loans (if any) are used concurrently dollar-for-dollar for the purchase of such Management Shares and then contributed concurrently by Parent (or by such direct or indirect parent company to Parent and then by Parent) as a capital contribution to Associated;
          (r) Investments by US Borrowers in the form of intercompany loans permitted hereunder, in each case as to which the proceeds are used contemporaneously to make payments otherwise permitted under Section 10.5 hereof; and
          (s) Investments after the date hereof by Parent and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form) not otherwise subject to the provisions above or in Section 10.4 and in an aggregate amount not to exceed the US Dollar Equivalent of $15,000,000 during the term hereof; provided, that, as to any such Investment, each of the following conditions is satisfied:

               (i) as of the date of the Investment or any payment in respect thereof and after giving effect to the Investment or such payment, no Default or Event of Default shall exist or have occurred and be continuing;
               (ii) as of the date of the Investment or any payment in respect thereof and after giving effect to the Investment or such payment, the Global Availability Test Condition shall be satisfied;
               (iii) the Investment shall be in or to a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that Borrowers are engaged in on the date hereof;
               (iv) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may request, in each case with such information to include (A) parties to such Investment, (B) the proposed date and amount of the Investment, and (C) the total amount of the Investment;
               (v) Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders that such transaction complies with this definition;
               (vi) upon Agent’s request, Agent shall have received (A) a reasonably detailed description of all material information relating to such acquisition and copies of all material documentation pertaining to such transaction, and (B) all such other information and data relating to such transaction as may be reasonably requested by Agent; and
               (vii) to the extent that the aggregate amount of such Investments exceed the US Dollar Equivalent of $2,000,000 in any period of twelve (12) consecutive calendar months or the US Dollar Equivalent of $5,000,000 during the term hereof, then as to any such Investment (each, an Excess Investment”), in addition to the satisfaction of each of the other requirements set forth in this Section 1.154, (A) for the twelve (12) consecutive calendar month period immediately preceding the date of such Excess Investment and as of the date of such Excess Investment and after giving effect thereto, the aggregate availability Excess Availability of Borrowers shall be not less that thirty-five (35%) percent of the Maximum Credit, (B) for the twelve (12) consecutive calendar month period immediately preceding the date of such Excess Investment and as of the date of such Excess Investment and after giving effect thereto, the Excess Availability of US Borrowers shall be not less that thirty-five (35%) percent of the US Loan Limit, (C) for the twelve (12) consecutive calendar month period immediately preceding the date of such Excess Investment and as of the date of such Excess Investment and after giving effect thereto, the Excess Availability of Canadian Borrowers shall be not less that thirty-five (35%) percent of the Canadian Loan Limit and (D) as of the twelve (12) consecutive calendar month period immediately preceding the date of such Excess Investment and after giving effect thereto the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall be not less than 1.2:1.0 and shall be projected, pursuant to projections in form and substance satisfactory to Agent, to be not less than 1.2:1.0 throughout the immediately succeeding twelve consecutive calendar month period (with Fixed Charges calculated in each case for such purpose to include such Excess Investment).
     1.154 “Permitted Liens” shall have the meaning set forth in Section 10.2 hereof.
     1.155 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, unlimited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.156 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.
     1.157 “PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Quebec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
     1.158 “Priority Payables” shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations under Federal, Provincial, State, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base and the US Borrowing Base multiplied by the aggregate Value of the Eligible Inventory which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).
     1.159 “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, Swing Line Loans, Special Agent Advances and Letter of Credit Obligations.
     1.160 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.
     1.161 “Quarterly Average Excess Availability” shall mean, for any three (3) month period commencing on the first (1st) Business Day of the month of such period, the sum of the daily average of (a) the US Excess Availability and (b) the Canadian Excess Availability, for such period.

     1.162 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.
     1.163 “Real Property Availability” shall mean, collectively, the US Real Property Availability and the Canadian Real Property Availability.
     1.164 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).
     1.165 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).
     1.166 “Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(g) hereof.
     1.167 “Register” shall have the meaning set forth in Section 15.7 hereof.
     1.168 “Required Canadian Lenders” shall mean, at any time, those Canadian Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Canadian Commitments of all Canadian Lenders, or if the Canadian Commitments shall have been terminated, Canadian Lenders to whom more than fifty (50%) percent of the then outstanding Canadian Loans and participation interests in other Obligations in respect of the Canadian Credit Facility are owing.
     1.169 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Loans and participation interests in other Obligations are owing.

     1.170 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its reasonable discretion, reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its reasonable discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is incomplete, inaccurate or misleading in any material respect or (c) in respect of any Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following: (i) inventory shrinkage, (ii) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (iii) dilution with respect to Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (iv) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (v) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent and amounts due or to become due in respect of sales, use and/or withholding taxes, (vi) any obligations of Borrowers or Guarantors subject to superpriority liens under the Bankruptcy and Insolvency Act (Canada), including Bill 55-C, C-12 or any successors thereto with respect thereto (vii) reserves in respect of Priority Payables, and (viii) any rental payments, service charges or other amounts due or to become due to owners or lessors of real property to the extent Inventory or Records are located in or on such property or in the possession or control of such parties or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property); provided, that, the Reserves established pursuant to this clause (vii) as to leased locations shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations and no Reserve shall be established in respect of such leased locations in respect of which the Inventory at all such locations in the aggregate has a value of $7,000,000 or less, except, that, such limitations on the amount of the Reserves shall not apply at any time that a Default or Event of Default shall exist or have occurred and be continuing, or at any time there is any default or event of default under the lease with respect to such location or a notice thereof has been sent or received by or on behalf of any Borrower or Guarantor, (ix) any rental payments, service charges or other amounts due or to become due to lessors of personal property; (x) an increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent), (xi) variances between the perpetual inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (xii) the aggregate amount of deposits, if any, received by any Borrower from its customers in respect of unfilled orders for goods, (xiii) Reserves to reflect that the fair market value of the Eligible Equipment or Eligible Real Property as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the then outstanding principal amount of the Revolving Loans to any Borrower based on Fixed Asset Availability is greater than such percentage with respect to such appraised values than Agent used in establishing the original principal amount of the Loans in respect thereof, (xiv) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider or as such Bank Product Provider may otherwise require and Agent may agree in connection therewith to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Property is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that such limit is less than the amount of the sum of the Canadian Borrowing Base and the US Borrowing Base.
     1.171 “Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing, and (b) the payment by Parent or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Parent or such Subsidiary, except in the case of each of the foregoing, as expressly permitted pursuant to and in accordance with the terms of Section 10.6(d) hereof.
     1.172 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.
     1.173 “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.
     1.174 “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     1.175 “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     1.176 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

     1.177 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     1.178 “Special Agent Advances” shall have the meaning set forth in Section 14.11 hereof.
     1.179 “Sponsors” shall mean each of (a) Investcorp, (b) Harvest Partners and (c) Weston Presidio, together with their respective successors and assigns; each sometimes referred to herein individually as a “Sponsor”.
     1.180 “Subordinated Debt” shall mean any Indebtedness of a Borrower or Guarantor that is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and subject to such other terms and conditions as Agent may reasonably require with respect thereto.
     1.181 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
     1.182 “Swing Line Lender” shall mean, with respect to Swing Line Loans to a US Borrower, Wachovia Bank, National Association and with respect to Swing Line Loans to a Canadian Borrower, Wachovia Capital Finance Corporation (Canada), in each case in its capacity as a lender of Swing Line Loans.
     1.183 “Swing Line Loan Limit” shall mean the US Dollar Equivalent of $25,000,000.
     1.184 “Swing Line Loans” shall mean loans now or hereafter made by Swing Line Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.2 hereof.
     1.185 “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent, any Issuing Bank or any Lender, (a) such taxes (including income taxes, franchise taxes, branch profits or capital taxes) as are imposed on or measured by Agent’s, such Issuing Bank’s, or such Lender’s net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction or political subdivision thereof and (b) all interest and penalties imposed on Agent, such Issuing Bank or such Lender with respect to the taxes described in clause (a) above.

     1.186 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).
     1.187 “US Base Rate” shall mean the higher of (a) the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Effective Rate from time to time plus one-half of one (0.50%) percent. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.
     1.188 “US Base Rate Loans” shall mean any Loans or portion thereof denominated in US Dollars and on which interest is payable based on the US Base Rate in accordance with the terms thereof.
     1.189 “US Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Associated Materials, LLC, a Delaware corporation; (b) Gentek Building Products, Inc., a Delaware corporation; and (c) any other Person that at any time after the date hereof becomes a US Borrower; each sometimes being referred to herein individually as a “US Borrower”.
     1.190 “US Borrowing Base” shall mean, at any time the amount equal to:
          (a) the amount equal to: eighty-five (85%) percent of the Eligible Accounts of US Borrowers, plus
          (b) the amount equal to the least of (i) the sum of (A) fifty (50%) percent multiplied by the Value of Eligible Inventory of US Borrowers consisting of raw materials other than Painted Coil, plus (B) the lesser of (1) thirty-five (35%) percent multiplied by the Value of Eligible Inventory of US Borrower consisting of Painted Coil, and (2) $2,500,000, plus (C) sixty (60%) percent multiplied by the Value of Eligible Inventory of US Borrowers consisting of finished goods or (ii) eighty-five (85%) percent of the Net Recovery Percentage of the applicable category of Eligible Inventory of US Borrowers multiplied by the Value of such Eligible Inventory or (iii) the US Inventory Loan Limit; provided, that, the aggregate outstanding amount of Loans and Letters of Credit that shall be provided to the US Borrowers based upon Eligible Inventory consisting of Eligible Domestic In-Transit Inventory will not at any time exceed the US Dollar Equivalent of $4,000,000, plus
          (c) the amount equal to the lesser of (i) the US Fixed Asset Availability and (ii) the US Dollar Equivalent of $24,750,000; minus
          (d) Reserves attributable to US Borrowers.
     1.191 “US Collateral” shall mean all personal and real property and fixtures, and interests in property and fixtures, of any US Loan Party, whether now owned or hereafter acquired or existing, and wherever located.

     1.192 “US Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the US Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “US Commitments”.
     1.193 “US Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any US Borrower or a Guarantor pursuant to Sections 2 hereof.
     1.194 “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.
     1.195 “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.
     1.196 “US Equipment Availability” shall mean eighty-five (85%) percent of the net orderly liquidation value of Eligible Equipment of US Borrowers based (a) as of the date hereof, upon the appraisal thereof in form and containing assumptions and appraisal methods satisfactory to Agent, by an appraiser acceptable to Agent and on which Agent’s specifically permitted to rely, delivered to Agent on or before the date hereof and (b) after the date hereof, on each subsequent appraisal of the Eligible Equipment of US Borrowers delivered to Agent pursuant to Section 7.4 hereof; reduced as of November 1, 2008 and the first (1st) day of each month thereafter during the term hereof by an amount equal to one-sixtieth (1/60th) of the US Equipment Availability as of the date hereof.
     1.197 “US Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the US Borrowing Base and (ii) the US Loan Limit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of US Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid US Obligations (but not including for this purpose US Obligations arising pursuant to any guarantees in favor of Agent and US Lenders of the US Obligations of the other US Borrowers or any outstanding US Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of US Letter of Credit Obligations, plus (iii) the aggregate amount in excess of $315,000 of all then outstanding and unpaid trade payables and other obligations of US Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by US Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by US Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by US Borrowers in good faith), but not yet sent.
     1.198 “US Fixed Asset Availability” shall mean the lesser of (a) the sum of the US Equipment Availability and the US Real Property Availability and (b) fifteen (15%) percent of the US Loan Limit.
     1.199 “US Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Associated Materials Holdings, LLC, a Delaware limited liability company; (b) Gentek Holdings, LLC, a Delaware limited liability company; (c) Alside, Inc., a Delaware corporation; and (d) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the US Obligations or who is the owner of any property which is security for the US Obligations (other than Borrowers); each sometimes being referred to herein individually as a “US Guarantor”.

     1.200 “US Inventory Loan Limit” shall mean US$75,000,000, not to exceed, when taken together with the Canadian Inventory Loan Limit, the US Dollar Equivalent of $100,000,000.
     1.201 “US Issuing Bank” shall mean Wachovia Bank, National Association or any US Lender that is approved by Agent that shall issue a Letter of Credit for the account of a US Borrower and has agreed in a manner satisfactory to Agent to be subject to the terms hereof as a US Issuing Bank including, with respect to Existing Letters of Credit, UBS AG, Stamford Branch.
     1.202 “US Lender” shall mean, at any time, each Lender having a US Commitment or a Loan (or US Letter of Credit Obligation) made to any US Borrower owing to it at such time; sometimes being referred to herein collectively as “US Lenders”.
     1.203 “US Letter of Credit Limit” shall mean US$22,000,000.
     1.204 “US Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of a US Borrower outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for a US Borrower for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the US Issuing Bank with respect to such Lender’s participation in Letters of Credit issued for the account of a US Borrower as provided in Section 2.3 for which US Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.
     1.205 “US Loan Limit” shall mean US$165,000,000, as such amount may be increased or decreased pursuant to and in accordance with the terms of Section 2.6 hereof.
     1.206 “US Loan Parties” shall mean Guarantors and Borrowers other than the Canadian Loan Parties; each sometimes being referred to individually as a “US Loan Party.”
     1.207 “US Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of US Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Loan Documents or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such US Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.7 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of US Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the US Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to US Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 14.1, 14.2, 14.3(b), 14.6, 14.7, 14.9, 14.12 and 15.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.
     1.208 “US Payment Account” shall mean account no. 01459670001944 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the US Payment Account for purposes of this Agreement and the other Loan Documents.
     1.209 “US Real Property Availability” shall mean seventy (70%) percent of the appraised fair market value of the Eligible Real Property of US Borrowers based (a) on the date hereof, upon the appraisal thereof in form and containing assumptions and appraisal methods satisfactory to Agent, by an appraiser acceptable to Agent and on which Agent is specifically permitted to rely, delivered to Agent on or before the date hereof and (b) after the date hereof, each subsequent appraisal of the Eligible Real Property of US Borrowers delivered to Agent pursuant to Section 7.4 hereof; reduced as of November 1, 2008 and the first (1st) day of each month thereafter during the term hereof, by an amount equal to one-sixtieth (1/60th) of the US Real Property Availability on the date hereof.
     1.210 “US Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.
     1.211 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Canadian Borrowing Base and the US Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any, and (iii) Value shall be adjusted by Agent in each case to take account of capitalized costs associated with finished goods adjustments and variances recorded on the books and records of Borrowers in accordance with GAAP.
     1.212 “Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.
     1.213 “Wachovia Canada” shall mean Wachovia Capital Finance Corporation (Canada), an Ontario corporation, in its individual capacity, and its successors and assigns.

     1.214 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
SECTION 2. CREDIT FACILITIES
     2.1 Revolving Loans.
          (a) Subject to and upon the terms and conditions contained herein, (i) each US Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in US Dollars (which Revolving Loans shall be repayable in US Dollars) to US Borrowers from time to time in amounts requested by a US Borrower (or Administrative Borrower on behalf of such US Borrower) up to the aggregate amount outstanding for all US Lenders at any time equal to the lesser of: (A) the US Borrowing Base at such time or (B) the amount equal to the US Loan Limit at such time minus the US Dollar Equivalent of the aggregate amount of Revolving Loans and Letter of Credit Obligations outstanding in favor of the other US Borrowers at such time, (ii) each Canadian Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in Canadian Dollars or US Dollars to Canadian Borrowers (which Revolving Loans shall be repayable in the currency in which such Revolving Loan was made) from time to time in amounts requested by a Canadian Borrower (or Administrative Borrower on behalf of any Canadian Borrower) up to the aggregate amount thereof outstanding for all Canadian Lenders at any time equal to the lesser of: (A) the US Dollar Equivalent of the Canadian Borrowing Base at such time or (B) an amount equal to the Canadian Loan Limit at such time minus the aggregate amount of Revolving Loans and Letter of Credit Obligations outstanding in favor of the other Canadian Borrowers at such time. All Loans made by US Lenders to US Borrowers shall be US Dollar Loans and all Loans made by Canadian Lenders to Canadian Borrowers shall be Canadian Dollar Loans or US Dollar Loans.
          (b) Except with the consent of Agent and all Lenders, or as otherwise provided herein, (i) the US Dollar Equivalent of the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letters of Credit Obligations of US Borrowers outstanding at any time shall not exceed the lesser of (A) the US Borrowing Base or (B) the US Loan Limit minus the US Dollar Equivalent of Revolving Loans and Letter of Credit Obligations outstanding in favor of the other US Borrowers at such time, and (iii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations of Canadian Borrowers outstanding at any time shall not exceed the lesser of (A) the Canadian Borrowing Base or (B) the Canadian Loan Limit minus the US Dollar Equivalent of Revolving Loans and Letters of Credit Obligations outstanding in favor of the other Canadian Borrowers at such time. Subject to the terms and conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Revolving Loans. No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment.
     2.2 Swing Line Loans.
          (a) Subject to the terms and conditions contained herein, the Swing Line Lender agrees that it will make Swing Line Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Swing Line Loan Limit; provided, that, after giving effect to any such Swing Line Loan, (i) the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding shall not exceed the amount equal to the sum of the Canadian Borrowing Base and the US Borrowing Base at such time, (ii) the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the Maximum Credit at such time, (iii) if such Borrower is a US Borrower, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding of US Borrowers shall not exceed the US Borrowing Base or the US Loan Limit at such time and (iv) if such Borrower is a Canadian Borrower, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding of Canadian Borrowers shall not exceed the Canadian Borrowing Base or the Canadian Loan Limit at such time. On the terms and subject to the conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Swing Line Loans. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit. Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account. All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.13 hereof.
          (b) Upon the making of a Swing Line Loan, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan. To the extent that there is no settlement in accordance with Section 6.13 below, the Swing Line Lender may at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any Swing Line Loan, Agent shall promptly distribute to such Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan.
     2.3 Letters of Credit.
          (a) General. Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, (i) at the request of a US Borrower (or Administrative Borrower on behalf of such US Borrower), Agent agrees to cause US Issuing Bank to issue, and US Issuing Bank agrees to issue, for the account of such US Borrower one or more Letters of Credit, for the ratable risk of each US Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank and (ii) at the request of a Canadian Borrower (or Administrative Borrower on behalf of such Canadian Borrower), Wachovia Canada agrees to cause Canadian Issuing Bank to issue for the account of such Canadian Borrower one or more Letters of Credit denominated in US Dollars or Canadian Dollars, for the ratable risk of each Canadian Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Canadian Issuing Bank.
          (b) Notice of Issuance, Amendment, Renewal, Extension. The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and the Issuing Bank with respect thereto three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit). Such notice shall be irrevocable and shall (i) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (ii) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iii) whether such Letter of Credit may be drawn in a single or in partial draws, (iv) the date on which such requested Letter of Credit is to expire, (v) the purpose for which such Letter of Credit is to be issued, (vi) the name and address of the beneficiary of the requested Letter of Credit, (vii) such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit and (viii) if requested by Issuing Bank or Agent, the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank with respect thereto at such times and in such manner as such Issuing Bank may require, an application, in form and substance satisfactory to such Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof. If requested by the Issuing Bank, the Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to the request the proposed terms of the Letter of Credit. In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) is satisfactory to Agent and Issuing Bank. The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) Certain Conditions to US Letters of Credit. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to US Borrowers unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the US Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such US Borrower) shall have delivered to the US Issuing Bank at such times and in such manner as US Issuing Bank may require, an application, in form and substance satisfactory to US Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and US Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that US Issuing Bank (or other issuer) refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the US Letter of Credit Obligations shall not exceed the US Letter of Credit Limit, and (iv) in the case of a Letter of Credit issued for the account of a US Borrower, the US Excess Availability prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory consisting of finished goods and the documents of title with respect thereto are consigned to US Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) unpaid freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrowers’ locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to US Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.3(c)(iv)(A) or Section 2.3(c)(iv)(B).

          (d) Certain Conditions to Canadian Letters of Credit. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to Canadian Borrowers unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) shall have delivered to Canadian Issuing Bank at such times and in such manner as Canadian Issuing Bank may require, an application, in form and substance satisfactory to Canadian Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Canadian Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Canadian Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Canadian Letter of Credit Obligations shall not exceed the Canadian Letter of Credit Limit, and (iv) in the case of a Letter of Credit issued for the account of a Canadian Borrower, the Canadian Excess Availability prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory consisting of finished goods and the documents of title with respect thereto are consigned to Canadian Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) unpaid freight, taxes, duty and other amounts which Agent reasonably estimates must be paid in connection with such Inventory upon arrival and for delivery to one of the Canadian Borrower’s locations for Eligible Inventory within Canada or the United States and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Canadian Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.3(d)(iv)(A) or Section 2.3(d)(iv)(B).
          (e) Letter of Credit Sublimits. Except in Agent’s discretion and with the consent of all Lenders, (i) the amount of all outstanding US Letter of Credit Obligations shall not at any time exceed the US Letter of Credit Limit and (ii) the amount of all outstanding Canadian Letter of Credit Obligations shall not at any time exceed the Canadian Letter of Credit Limit.
          (f) Expiration. Each standby Letter of Credit shall expire at or prior to the earlier of (i) twelve (12) months after the date of the issuance of such standby Letter of Credit (or in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that, (A) any standby Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which in no event shall extend beyond the date referred to in clause (ii) above) so long as such standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such standby Letter of Credit is issued and (B) if the Issuing Bank and Agent each consent, the expiration date on any standby Letter of Credit may extend beyond the date referred to in clause (ii) above. Each trade or commercial Letter of Credit shall expire on the earlier of one hundred eighty (180) days after such trade Letter of Credit’s date of issuance, renewal or extension (as applicable) or the date five (5) Business Days prior to the Maturity Date.

          (g) US Letter of Credit Participations. Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a US Borrower, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such US Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of US Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each US Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to US Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each US Lender’s participation in any such Letter of Credit, to the extent that US Issuing Bank has not been reimbursed or otherwise paid as reasonably required hereunder with respect to any such Letter of Credit or under any such Letter of Credit, each such US Lender shall pay to US Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to US Issuing Bank in connection therewith.
          (h) Canadian Letter of Credit Participations. Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a Canadian Borrower, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Canadian Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of such Canadian Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Canadian Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Canadian Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Canadian Lender’s participation in any such Letter of Credit, to the extent that Canadian Issuing Bank or other issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each Canadian Lender shall pay to Canadian Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Canadian Issuing Bank in connection therewith.
          (i) US Letter of Credit Reimbursement. If a US Issuing Bank shall make any payment in respect of a Letter of Credit, US Borrowers shall reimburse US Issuing Bank by paying to Agent an amount equal to such payment by US Issuing Bank not later than 12:00 noon on the date that such payment by US Issuing Bank is made, if the applicable US Borrower (or Administrative Borrower on behalf of such Borrower) shall have received notice of such payment by the Issuing Bank prior to 10:00 a.m. on such date, or, if such notice shall not have been received by such US Borrower (or Administrative Borrower) prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that such US Borrower (or Administrative Borrower) receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that such US Borrower (or Administrative Borrower) receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, unless such US Borrower (or Administrative Borrower) requests otherwise, and, subject to the conditions to borrowing set forth herein, each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan or Swing Line Loan as Administrative Borrower requests, or if such request is not received in a timely manner, as Agent determines (or Special Agent Advance, as the case may be) in an equivalent amount and, to the extent so financed, such US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan, Swing Line Loan (or Special Agent Advance, as the case may be). If the applicable US Borrower fails to make such payment when due, subject to the rights of Agent under Section 6.13 hereof, Agent may notify each Lender of the applicable payment made by the Issuing Bank in respect of such Letter of Credit, the payment then due from such US Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to Agent its Pro Rata Share of the payment then due and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from Lenders. Promptly following receipt by Agent of any payment from a US Borrower pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any payment made by such Issuing Bank (other than the funding of a Revolving Loan, Swing Line Loan or Special Agent Advance as contemplated above) shall not constitute a Loan and shall not relieve the applicable US Borrower of its obligation to reimburse such Issuing Bank for such payment.
          (j) Canadian Letter of Credit Reimbursement. If a Canadian Issuing Bank shall make any payment in respect of a Letter of Credit, Canadian Borrowers shall reimburse Canadian Issuing Bank by paying to Agent an amount equal to such payment by Canadian Issuing Bank not later than 12:00 noon on the date that such payment by Canadian Issuing Bank is made, if the applicable Canadian Borrower (or Administrative Borrower on behalf of such Canadian Borrower) shall have received notice of such payment by such Issuing Bank prior to 10:00 a.m. on such date, or, if such notice shall not have been received by such Canadian Borrower (or Administrative Borrower) prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that such Canadian Borrower (or Administrative Borrower) receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that such Canadian Borrower (or Administrative Borrower) receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, unless such Borrower (or Administrative Borrower) requests otherwise, and, subject to the conditions to borrowing set forth herein, each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Canadian Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan or Swing Line Loan as Administrative Borrower requests, or if such request is not received in a timely manner, as Agent determines (or Special Agent Advance, as the case may be) in an equivalent amount and, to the extent so financed, such Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan, Swing Line Loan (or Special Agent Advance, as the case may be). If the applicable Canadian Borrower fails to make such payment when due, subject to the rights of Agent under Section 6.13 hereof, Agent may notify each Lender of the applicable payment made by the Issuing Bank in respect of such Letter of Credit, the payment then due from such Canadian Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to Agent its Pro Rata Share of the payment then due and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from Lenders. Promptly following receipt by Agent of any payment from a Borrower pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any payment made by such Issuing Bank (other than the funding of a Revolving Loan, Swing Line Loan or Special Agent Advance as contemplated above) shall not constitute a Loan and shall not relieve the applicable Canadian Borrower of its obligation to reimburse such Issuing Bank for such payment.

          (k) Obligations Absolute. The obligations of US Borrowers to pay each Letter of Credit Obligation, the obligations of Canadian Borrowers to pay each Canadian Letter of Credit Obligation, the obligations of Canadian Lenders to make payments to Agent for the account of Canadian Issuing Bank with respect to Letters of Credit issued for the account of a Canadian Borrower and the obligations of US Lenders to make payments to Agent for the account of US Issuing Bank with respect to Letters of Credit issued for the account of a US Borrower shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Bank, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder, except where such circumstance constitutes gross negligence or willful misconduct on the part of the Issuing Bank, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. None of Agent, Lenders or the Issuing Banks, or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided, that, the foregoing shall not be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (l) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify Agent and the applicable Borrower (or Administrative Borrower) by telephone (confirmed by facsimile or otherwise as Administrative Borrower and Issuing Bank may agree) of such demand for payment and whether such Issuing Bank has made or will make any payment in respect thereof; provided, that, any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and Lenders with respect to any such payment.

          (m) Interim Interest. If an Issuing Bank shall make any payment in respect of a Letter of Credit, or otherwise be owed any amounts in respect thereof, then, unless the applicable Borrower shall reimburse Issuing Bank for such payment or other amount in full on the date such payment is made or amount due, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made or amount due but excluding the date that the applicable Borrower reimburses such payment or other amount, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank; except, that, interest accrued on and after the date of payment by Agent or any Lender pursuant to Section 2.3(f) above to reimburse such Issuing Bank shall be for the account of Agent or such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable payment in full.
          (n) Indemnification. Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by an Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses (i) that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction, (ii) arising out of any proceeding that does not result from or arise out of an act or omission of any Borrower or Guarantor and that is brought by an Agent, an Issuing Bank or a Lender against an Agent, an Issuing Bank or a Lender, or (iii) to the extent they have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted exclusively from the material breach of a material term of any Loan Document by such indemnitee. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.3(n) shall survive the payment of Obligations and the termination of this Agreement.
          (o) Account Party. Each Borrower and Guarantor hereby irrevocably authorizes and directs each Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by Issuing Bank unless Agent has duly executed and delivered to Issuing Bank the application or a guarantee or indemnification in writing with respect to such Letter of Credit. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or an Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor. In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s prior written request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate the Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.

          (p) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to Issuing Bank in any application for any Letter of Credit, or any other agreement in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Agent. Any duties or obligations undertaken by Agent to Issuing Bank in any application for any Letter of Credit, or any other agreement by Agent in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers.
     2.4 Requests for Borrowings.
          (a) To request a Revolving Loan or Swing Line Loan, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall notify Agent of such request by telephone (i) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Rate Loan or (ii) in the case of a Base Rate Loan (including a Swing Line Loan), not later than 1:00 p.m. on the same Business Day as the date of the proposed Base Rate Loan. Each such telephonic request shall be irrevocable and to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile to Agent of a written request in a form approved by Agent and signed by or on behalf of Borrowers. Each such telephonic and written request shall specify the following information:
                    (A) the Borrower requesting such Revolving Loan or Swing Line Loan;
                    (B) whether such Loan is a Revolving Loan or Swing Line Loan;
                    (C) the aggregate amount of such Revolving Loan or Swing Line Loan;
                    (D) the date of such Revolving Loan, which shall be a Business Day;
               (E) if such Loan is to be a Revolving Loan, whether such Revolving Loan is to be a Base Rate Loan or a Eurodollar Rate Loan;
               (F) in the case of a Eurodollar Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
               (G) the deposit account of the applicable Borrower specified on Schedule 8.10 of the Information Certificate or any other account into which the requested Loan shall be deposited specified in an account designation letter delivered by Administrative Borrower to Agent as hereafter amended from time to time.
          (b) If no election as to whether a Revolving Loan is to be a Base Rate Loan or Eurodollar Rate Loan is specified in the applicable request, then the requested Revolving Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any request for a Eurodollar Rate Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a request for a Revolving Loan in accordance with this Section, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the request.

          (c) All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.
          (d) Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, the aggregate amount of the Revolving Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Maximum Credit or the Borrowing Base.
     2.5 Prepayments.
          (a) Borrowers may prepay without penalty or premium the principal of any Revolving Loan or Swing Line Loan, in whole or in part, subject to Section 3.10 and Section 6.7 hereof.
          (b) In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding exceed the Borrowing Base or (iii) the outstanding principal amount of the Swing Line Loans outstanding exceed the Swing Line Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
     2.6 Increases and Decreases in Maximum Credit.
          (a) Administrative Borrower may, at any time, deliver a written request to Agent to increase or decrease the Maximum Credit. Any such written request shall specify the amount of the increase or decrease, as the case may be, in the Maximum Credit that Borrowers are requesting; provided, that, (i) in no event shall the aggregate amount of any such incremental increases in the Maximum Credit (the “Incremental Facility”) cause the Maximum Credit to exceed the US Dollar Equivalent of US$300,000,000, (ii) in no event shall the aggregate amount of any decrease in the Maximum Credit cause the Maximum Credit to be less than the US Dollar Equivalent of US$175,000,000, (iii) such request shall be for an increase of not less than the US Dollar Equivalent of US$10,000,000 and for a decrease of not less than the US Dollar Equivalent of US$10,000,000, as the case may be, (iv) any such request shall be irrevocable, (v) in no event shall more than one such written request to increase the Maximum Credit be delivered to Agent in any calendar quarter or more than three (3) such written request be delivered to Agent thereof, (vi) in no event shall more than two (2) such written request to decrease the Maximum Credit be delivered to Agent during the term hereof and (vii) from and after any decrease in the Maximum Credit pursuant to this Section 2.6, Borrowers shall no longer have the right to request any increase in the Maximum Credit pursuant to this Section 2.6 or otherwise.
          (b) Upon the receipt by Agent of any such written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) Business Days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed the US Dollar Equivalent of $2,000,000 and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower. If, in connection with the arrangement of additional Commitments for the Incremental Facility the resulting pricing with respect to any Loans or Letters of Credit under the Incremental Facility would be greater than otherwise applicable to Loans or Letters of Credit immediately prior to the Maximum Credit Increase Effective Date, then on and after the Maximum Credit Increase Effective Date, each Interest Rate under this Agreement shall be automatically increased such that in no event shall any Interest Rate applicable to Loans and Letters of Credit in respect of the Incremental Facility exceeds those applicable to other Loans and Letters of Credit hereunder.
          (c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with this Section 2.6, for which Agent has received Assignment and Acceptances sixty (60) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that Agent shall have notified Administrative Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):
               (i) Agent shall have obtained sufficient additional Commitments as may be necessary to provide the Incremental Facility as contemplated by this Section 2.6 and shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower; provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than the US Dollar Equivalent of $5,000,000;
               (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the Maximum Credit Increase Effective Date, both before and after giving effect to such increase;
               (iii) Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with the Opco Notes and other Indebtedness);

               (iv) such increase in the Maximum Credit shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
               (v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and
               (vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase.
          (d) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of this Section 2.6, the Commitments of each Lender shall be decreased on the date determined by Administrative Borrower and Agent by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender (the “Maximum Increase Reduction Date”).
          (e) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Commitments requested by Administrative Borrower in accordance with the terms hereof, subject to the satisfaction of each of the following conditions:
               (i) the Maximum Credit, after giving effect to such decrease, shall not be less than the aggregate amount of the Loans and Letter of Credit Obligations outstanding at such time; and
               (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the Maximum Credit Decrease Effective Date, both before and after giving effect to such decrease.
          (f) As of the Maximum Credit Increase Effective Date or Maximum Increase Reduction Date, as the case may be, each reference to the term Maximum Credit herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase or decrease in the Maximum Credit, and the amount of the US Loan Limit and/or the Canadian Loan Limit shall be adjusted by the same percentage as the adjustment in the US Commitments and/or the Canadian Commitments, as applicable.
          (g) Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, in the case of any reduction in the Maximum Credit pursuant to this Section 2.6, all determinations of Global Excess Availability, Canadian Excess Availability and US Excess Availability shall continue to be made on the basis of the Maximum Credit as in effect on the date hereof.
     2.7 Joint and Several Liability of US Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each US Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them. US Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which US Borrower actually receives the Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of US Borrowers with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the US Borrowers hereunder with respect to Revolving Loans made to the other of the US Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all US Borrowers.
          (b) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other US Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) Except as otherwise expressly provided herein, to the extent permitted by law, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other US Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other US Borrowers. Without limiting the generality of the foregoing, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.7 hereof, afford grounds for terminating, discharging or relieving such US Borrower, in whole or in part, from any of its obligations under this Section 2.7, it being the intention of each US Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such US Borrower under this Section 2.7 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each US Borrower under this Section 2.7 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any US Borrower. The joint and several liability of the US Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any US Borrower or any of the Lenders.

          (d) The provisions of this Section 2.7 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any US Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other US Borrowers or to exhaust any remedies available to it against the other US Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.7 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.7 hereof will forthwith be reinstated and in effect as though such payment had not been made.
          (e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a US Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such US Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States or Bankruptcy and Insolvency Act (Canada)).
          (f) With respect to the Obligations arising as a result of the joint and several liability of US Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other US Borrowers hereunder, each US Borrower waives, until the Obligations shall have been paid in full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any US Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any US Borrower may have against any other US Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of US Borrowers, either or both of them or (ii) with respect to Obligations of any US Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable US Borrowers or any other Person, or against any security or collateral for the Obligations. Each US Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of US Borrower(s) or against or in payment of any or all of the Obligations.
     2.8 Joint and Several Liability of Canadian Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Canadian Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers to accept joint and several liability for the Canadian Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations, it being the intention of the parties hereto that all of the Canadian Obligations shall be the joint and several Canadian Obligations of each Canadian Borrower without preferences or distinction among them. Canadian Borrowers shall be liable for all amounts due to

Agent and Lenders under this Agreement in respect of the Canadian Credit Facility, regardless of which Canadian Borrower actually receives the Loans, or Canadian Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Loans, Canadian Letter of Credit Obligations or other extensions of credit on its books and records. The Canadian Obligations of Canadian Borrowers with respect to Revolving Loans and Swing Line Loans made to one of them, and the Canadian Obligations arising as a result of the joint and several liability of one of the Canadian Borrowers hereunder, with respect to Revolving Loans made to the other of the Canadian Borrowers hereunder, shall be separate and distinct Canadian Obligations, but all such other Canadian Obligations shall be primary Canadian Obligations of all Canadian Borrowers.
          (b) If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event, the other Canadian Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) Except as otherwise expressly provided herein, to the extent permitted by law, each Canadian Borrower (in its capacity as a joint and several obligor in respect of the Canadian Obligations of the other Canadian Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents (except to the extent demand is expressly required to be made pursuant to the terms of this Agreement or other Loan Document), notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the Canadian Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents except as required hereunder or under any other Loan Document. Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Canadian Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Canadian Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the Canadian Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Canadian Obligations or the addition, substitution or release, in whole or in part, of the other Canadian Borrowers. Without limiting the generality of the foregoing, each Canadian Borrower (in its capacity as a joint and several obligor in respect of the Canadian Obligations of the other Canadian Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.8 hereof, afford grounds for terminating, discharging or relieving such Canadian Borrower, in whole or in part, from any of its Canadian Obligations under this Section 2.8, it being the intention of each Canadian Borrower that, so long as any of the Canadian Obligations hereunder remain unsatisfied, the Canadian Obligations of such Canadian Borrower under this Section 2.8 shall not be discharged except by performance and then only to the extent of such performance. The Canadian Obligations of each Canadian Borrower under this Section 2.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Canadian Borrower. The joint and several liability of the Canadian Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Canadian Borrower or any of the Lenders.

          (d) The provisions of this Section 2.8 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any Canadian Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Canadian Borrowers or to exhaust any remedies available to it against the other Canadian Borrowers or to resort to any other source or means of obtaining payment of any of the Canadian Obligations hereunder or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until all the Canadian Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Canadian Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Canadian Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, or otherwise, the provisions of this Section 2.8 hereof will forthwith be reinstated and in effect as though such payment had not been made.
          (e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the Canadian Obligations of a Canadian Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable provincial or federal law relating to fraudulent conveyances or transfers) then the Canadian Obligations of such Canadian Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, provincial or state and including, without limitation, the Bankruptcy Code of the United States and the Bankruptcy and Insolvency Act (Canada)).
          (f) With respect to the Canadian Obligations arising as a result of the joint and several liability of Canadian Borrowers hereunder with respect to Loans, Letter of Credit Canadian Obligations or other extensions of credit made to the other Canadian Borrowers hereunder, each of Canadian Borrowers waives, until the Canadian Obligations shall have been paid in full (other than indemnities and contingent Canadian Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Canadian Borrower, any endorser or any guarantor of all or any part of the Canadian Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Canadian Borrower may have against any other Canadian Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Canadian Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Canadian Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Canadian Obligations of Canadian Borrowers, either or both of them or (ii) with respect to Canadian Obligations of any Canadian Borrower, to collect and recover the full amount, or any portion of the applicable Canadian Obligations, without first proceeding against the other applicable Canadian Borrowers or any other Person, or against any security or collateral for the Canadian Obligations. Each Canadian Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Canadian Borrower(s) or against or in payment of any or all of the Canadian Obligations.
     2.9 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3. INTEREST AND FEES
     3.1 Interest.
          (a) US Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the US Dollar Loans at the Interest Rate. Canadian Borrowers shall pay to Agent, for the benefit of Canadian Lenders, interest on the outstanding principal amount of the Canadian Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.
          (b) Each US Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request US Base Rate Loans and each Canadian Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request US Base Rate Loans or Canadian Base Rate Loans, as applicable. Subject to the terms and conditions contained herein, if Agent receives such a request on any Business Day, the US Base Rate Loan or Canadian Base Rate Loan requested in such request shall be made on such Business Day; provided, that, if Agent receives such a request after 1:00 p.m. on any Business Day, the Base Rate Loan requested in such request shall be made not later than the next succeeding Business Day. Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Eurodollar Rate Loans or may request that US Base Rate Loans or Canadian Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify such Interest Period shall be deemed to be a one (1) month period). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Agent) such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no Borrower or Administrative Borrower shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert US Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.
          (c) Any Eurodollar Rate Loans shall automatically convert to US Base Rate Loans or Canadian Base Rate Loans, as applicable, upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.

          (d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of (i) in the case of US Base Rate Loans and Eurodollar Rate Loans a three hundred sixty (360) day year, (ii) in the case of Canadian Base Rate Loans, on the basis of a three hundred and sixty-five (365) day year or three hundred and sixty-six (366) day year, in each case based on actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the US Base Rate or Canadian Base Rate, as applicable, effective on the date any change in such Base Rate is effective.
          (e) For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant thereto at a rate based upon a year of 360, 365 or 366 days, as the case may be (the “First Rate”), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 360, 365 or 366, as the case may be.
          (f) If any provision of this Agreement or any of the other Loan Documents would obligate a Canadian Borrower or Canadian Guarantor to make any payment of interest or other amount payable to the Agent or a Canadian Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or such Canadian Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Agent or such Canadian Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:
               (i) first, by reducing the amount or rate of interest required to be paid to the Agent or applicable Canadian Lender under this Section 3.1(f)(i); and
               (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or the applicable Lender which would constitute interest for purposes of the Criminal Code (Canada).
               (iii) Notwithstanding Section 3.1(f)(i), and after giving effect to all adjustments contemplated thereby, if the Agent or any Canadian Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrowers or Canadian Guarantor, as applicable, shall be entitled, by notice in writing to the Agent or the affected Canadian Lender, as the case may be, to obtain reimbursement from the Agent or such Canadian Lender, as the case may be, in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Agent or such Canadian Lender, as the case may be, to the Canadian Borrowers.
               (iv) Any amount or rate of interest referred to in this Section 3.1(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of the incurrence of the Obligation to its relevant maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of that determination.

     3.2 Fees.
          (a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the applicable rate (on a per annum basis) determined as provided below calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) so long as any Obligations are outstanding. Such fees shall be payable on the first Business Day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed. Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period commencing on the first day of the month of such period.

Tier	Quarterly Average Excess Availability	Unused Line Fee
1	Greater than $175,000,000.625%
2	Less than or equal to $175,000,000 and greater than $150,000,000.625%
3	Less than or equal to $150,000,000 and greater than $125,000,000.50%
4	Less than or equal to $125,000,000 and greater than $75,000,000.50%
5	Less than or equal to $75,000,000.375%
provided, that, (i) the applicable percentage shall be calculated and established once each three (3) month period and shall remain in effect until adjusted thereafter after the end of such three (3) month period, and (ii) notwithstanding anything to the contrary contained herein, the applicable percentages through March 31, 2009 shall be the amount for Tier 3 set forth above.
          (b) Borrowers shall pay to Agent, for the benefit of Lenders, in the case of Letters of Credit that are standby Letters of Credit, monthly a fee at the Standby LC Fee Rate determined as provided below (on a per annum basis) on the average daily outstanding balance of Letters of Credit that are standby Letters of Credit, and in the case of Letters of Credit that are commercial Letters of Credit, monthly a fee at the Commercial LC Fee Rate determined as provided below (on a per annum basis, on the average daily outstanding balance of Letters of Credit that are commercial Letters of Credit, in each case for the immediately preceding month (or part thereof), payable in arrears as of the first day of each month, computed for each day from the date of issuance to the date of expiration. Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for immediately preceding three (3) month period commencing on the first day of the month of such period.

	Quarterly Average	Commercial LC	Standby LC
Tier	Excess Availability	Fee Rate	Fee Rate
1	Greater than $175,000,000	2.50%	2.50%
2	Less than or equal to $175,000,000 and greater than $150,000,000	2.75%	2.75%
3	Less than or equal to $150,000,000 and greater than $125,000,000	3.00%	3.00%

	Quarterly Average	Commercial LC	Standby LC
Tier	Excess Availability	Fee Rate	Fee Rate
4	Less than or equal to $125,000,000 and greater than $75,000,000	3.25%	3.25%
5	Less than or equal to $75,000,000	3.50%	3.50%
provided, that, (i) the applicable percentage shall be calculated and established once each three (3) month period and shall remain in effect until adjusted thereafter after the end of the next three (3) month period, (ii) notwithstanding anything to the contrary contained herein, the applicable percentages through March 31, 2009 shall be the amount for Tier 3 set forth above, and (iii) Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, pay such fees at a rate two (2%) percent greater than the then applicable rate on such average daily maximum amount for: (A) the period from and after the date of termination or non-renewal hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year in the case of Letters of Credit issued by a US Issuing Bank and 365 or 366 days, as applicable, in the case of Letters of Credit issued by a Canadian Issuing Bank and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay monthly to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one-eighth (0.125%) percent per annum and the other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
          (c) Borrowers shall pay to Agent and Arranger the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.
     3.3 Inability to Determine Applicable Interest Rate. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Agent shall have determined in good faith (which determination shall be final, conclusive and binding upon all parties hereto) or have received a notice or notices from Required Lenders that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) Agent shall have determined in good faith (which determination shall be final, conclusive and binding upon all parties hereto) that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, (c) the applicable Reuters Screen Page is not available for the timely determination of the Eurodollar Rate, and the Eurodollar Rate cannot otherwise be determined in a timely manner in accordance with the definition of “Adjusted Eurodollar Rate”, or (d) Agent has received notice from Required Lenders that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify the Administrative Borrower. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for a Eurodollar Rate Loan or conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

     3.4 Illegality. Notwithstanding anything to the contrary contained herein, if any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan, then such Lender shall give notice thereof to Agent and Administrative Borrower and may (a) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described above) and (b) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.
     3.5 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or the Issuing Bank; (b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Taxes or Other Taxes covered by Section 6.8 and the imposition of, or any change in the rate of, any taxes payable by such Lender or the Issuing Bank described in Section 6.8 hereof); or (c) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     3.6 Capital Requirements. If any Lender or the Issuing Bank determines in good faith that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     3.7 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 3.5 or 3.6 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     3.8 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 3.5 or 3.6 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, becomes aware of the event giving rise to such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
     3.9 Mitigation; Replacement of Lenders.
          (a) If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.8, then such Lender shall, if requested by Administrative Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or Agent determines, if, in the good faith judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 3.9 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to this Section 3.9. Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Sections 3.4, 3.5 or 3.6, or if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.8, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 15.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations; provided, that, (i) Administrative Borrower has received the prior written consent of Agent and each Issuing Bank (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply. Nothing in this Section 3.9 shall impair any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender.

     3.10 Funding Losses. Borrowers shall pay to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Administrative Borrower). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     3.11 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any Interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Loan Documents (whether or not any provision of this Section is referred to therein).
     3.12 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire US Dollar deposits in the London interbank market or any other offshore US Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Adjusted Eurodollar Rate. All of the provisions of this Section 3 shall be deemed to apply as if Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Adjusted Eurodollar Rate by acquiring such US Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.
SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans or of Issuing Bank to provide for the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

          (a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination and release of any interest in and to any assets and properties of each Borrower and Guarantor that is not a Permitted Lien, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed with respect to any such interests that do not constitute Permitted Liens, filed against any Borrower or Guarantor, as debtor; (ii) PPSA terminations or discharges for all PPSA financing statements previously filed with respect to any such interests that do not constitute Permitted Liens, filed against any Borrower or Guarantor, as debtor; and (iii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor that do not constitute Permitted Liens, in form acceptable for recording with the appropriate Governmental Authority;
          (b) all requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);
          (c) no Material Adverse Effect shall have occurred since December 31, 2007;
          (d) no material pending or threatened in writing, litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to Borrowers and Guarantors shall exist;
          (e) no default or event of default under the Opco Notes or in respect of any other material Indebtedness of any Borrower or Guarantor shall exist;
          (f) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may reasonably require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner reasonably satisfactory to Agent, together with such supporting documentation as may be reasonably necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than five (5) Business Days prior to the date hereof or such earlier date as Agent may agree;
          (g) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, Collateral Access Agreements;

          (h) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account as contemplated by Section 6.6 hereof, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify);
          (i) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (except as to (i) priority, subject to the liens permitted under clauses (b), (c), (i) and (j) of Section 10.2 hereof, to the extent that such liens have priority over the liens of Agent under applicable law and except for such items of Collateral as Agent may determine not to perfect its security interest in based on the de minimus value thereof relative to the cost of such perfection and (ii) Intellectual Property registered, applied for or subsisting solely outside of the United States of America);
          (j) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;
          (k) Agent shall have received originals of the shares of the stock and any membership interest certificates, as applicable, representing all of the issued and outstanding shares of the Equity Interests of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;
          (l) Agent shall have received an officer’s certificate prepared by the chief financial officer of Borrowers as to the financial condition, solvency and related matters of Borrowers after giving effect to the initial borrowings under the Loan Documents, in substantially the form of Exhibit D hereto (the “Solvency Certificate”);
          (m) the Global Excess Availability, on or about the date hereof, shall be not less than $75,000,000 (of which not less than the US Dollar Equivalent of $15,000,000 shall be Canadian Excess Availability) after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;
          (n) Agent shall have received a borrowing request and a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;
          (o) Agent shall have received (i) projected monthly consolidating (as between US Borrowers and Canadian Borrower), and consolidated (including only Borrowers and Guarantors) balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the 2008 fiscal year of Borrowers and Guarantors, (ii) projected annual consolidating (as between US Borrowers and Canadian Borrower), and consolidated (including only Borrowers and Guarantors) balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2013 fiscal year of Borrowers and Guarantors, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent and a pro-forma balance sheet of Parent and Subsidiaries reflecting the initial transactions contemplated hereunder, including, but not limited to Loans and Letter of Credit Obligations outstanding on the date hereof and the use of the proceeds of the initial Loans as provided herein, accompanied by a certificate, dated of even date herewith, of Parent stating that such pro-forma balance sheet was prepared in good faith by an authorized officer of Parent and based on assumptions that are reasonable in light of all facts and circumstances known to Parent at such time, (iii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Agent, in each case in form and substance satisfactory to Agent (which will be deemed satisfactory if in the same form as projections previously provided to Agent and so long as the EBITDA for each year in such updates or modifications are not less than eighty (80%) percent of the EBITDA for such year in the projections provided to Agent prior to the date hereof), and (iv) interim unaudited financial statements for each monthly period ended since the last audited financial statements for which financial statements are available (which monthly statements will be consistent in form with such statements previously provided to Agent, but otherwise are not required to be in substance satisfactory to Agent);
          (p) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;
          (q) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Loan Documents and such other matters as Agent may request; and
          (r) the other Loan Documents and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.
          (s) without limiting the generality of the provisions of Section 14.2 for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.
     4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date);
          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect (i) the making of the Loans or providing the Letters of Credit, or (ii) the consummation of the transactions contemplated pursuant to the terms hereof or the other Loan Documents; and

          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.
     4.3 Conditions Precedent to Real Property Availability. Upon the written request of the applicable US Borrower with respect to any parcel of the Eligible Real Property owned by such US Borrower or the Canadian Borrower with respect to any parcel of the Eligible Real Property owned by the Canadian Borrower, such Eligible Real Property shall be included in the calculation of the applicable Borrowing Base on the Business Day after each of the following conditions precedent have been satisfied:
          (a) Agent shall have received environmental audits of the Real Property subject to such Mortgage conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology reasonably satisfactory to Agent, confirming (i) such Borrower is in compliance with all material applicable Environmental Laws and (ii) the absence of any material environmental problems (provided, that, to the extent that the results of such environmental audits disclose any condition, event or circumstance that would adversely affect the value of the Real Property or the ability of Agent to realize thereon, Agent may, upon the applicable Real Property Availability being included in the calculation of the applicable Borrowing Base, establish Reserves to reflect such adverse affect (and the amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith) or if material as to a particular property determine that such property should not be considered Eligible Real Property);
          (b) Agent shall have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy or pro forma thereof issued by a company and agent reasonably acceptable to Agent: (i) insuring the priority, amount and sufficiency of such Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent for protection of its interests;
          (c) Agent shall have received a written appraisal as to such owned Real Property subject to such Mortgage, at the expense of Borrowers, by an appraiser acceptable to Agent, addressed to Agent and on which Agent and Lenders are expressly permitted to rely, in form, scope and methodology reasonably satisfactory to Agent;
          (d) Agent shall have received ALTA certified survey of such Real Property subject to such Mortgage, completed not more than ninety (90) days prior to the date that the such Real Property Availability is included in the applicable Borrowing Base by a registered land surveyor certified by such surveyor to Agent and the title insurance company indicating, among other things, exterior boundary lines, measurements of the distance between buildings and boundary lines, locations of fences, drives, utility and other easements, encroachments, existing buildings, ingress and egress and with a legal description, together with endorsements or amendments to the title insurance policies with respect to the Mortgage deleting all survey exceptions to the insurance coverage provided to Agent thereunder and adding such additional endorsements to the insurance coverage available based on the survey of the Real Property subject to such Mortgage being available;

          (e) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that the applicable Borrower is the owner of such Real Property subject to the Mortgage it has executed and delivered a valid, binding and enforceable Mortgage in favor of Agent with respect to such Real Property and that Agent has a valid and enforceable, first priority mortgage and lien upon, and security interest in, the Real Property of the applicable Borrower that is subject to the Mortgage;
          (f) no Default or Event of Default shall exist or have occurred and be continuing;
          (g) Agent shall have received, in form and substance reasonably satisfactory to Agent, an opinion letter of counsel to the applicable Borrower with respect to the enforceability of such Mortgage for the Real Property (including that the Mortgage is in proper form under the applicable state law, that the Mortgage creates a valid mortgage lien on the Real Property described therein, that it is valid, binding and enforceable and such other matters as Agent may reasonably require) from counsel licensed to practice law in the jurisdiction where such Real Property is located;
          (h) Agent shall have received, in form and substance reasonably satisfactory to Agent, a flood hazard zone search with respect to such Real Property located in the United States and, if applicable, flood insurance issued by an insurance company reasonably satisfactory to Agent no matter where such Real Property may be located; and
          (i) Agent shall have received a borrowing request and a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to the applicable Borrower as of the date a parcel of Real Property is requested to become eligible as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers.
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
     5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each US Loan Party hereby grants to Agent, for itself and the benefit of Secured Parties, and to secure payment and performance of all Canadian Obligations, each Canadian Loan Party hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:
          (a) all Accounts;
          (b) all general intangibles, including, without limitation, all Intellectual Property;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all Real Property and fixtures;
          (e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
          (f) all instruments, including, without limitation, all promissory notes;
          (g) all documents;

          (h) all deposit accounts;
          (i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
          (m) to the extent not otherwise described above, all Receivables;
          (n) all Records; and
          (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
     Notwithstanding the use of the phrase “collaterally assigns” in Section 5.1 hereof, the interest granted to Agent under Section 5.1 shall not be deemed to be an absolute assignment of any trademarks or other Collateral but rather is intended to be a lien and security interest in such trademark and other Collateral.
     5.2 Perfection of Security Interests.
          (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code or under the PPSA of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.
          (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligation in excess of $200,000 in any one case or $500,000 in the aggregate that constitutes Collateral after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitutes Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (x) if such deposit account is a Concentration Account, (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions reasonably acceptable to Agent or (y) if such deposit account is a Cash Management Account, a direction letter in form and substance reasonably satisfactory to Agent. The terms of this subsection (d), including, without limitation, clause (iii) shall not apply to deposit accounts (1) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees and (2) holding such aggregate amounts as are permitted hereunder pursuant to Section 6.6(b) hereof.
          (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
               (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by Issuing Bank, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause Issuing Bank to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.
               (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.
          (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of Issuing Bank and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof in excess of $100,000 or $250,000 in the aggregate, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Loan Documents, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.
          (h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States or Canada in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall use their commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.
          (i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC, the PPSA or by other law, as applicable in any relevant jurisdiction.

     5.3 Special Provisions Relating to Collateral.
          (a) The grant of a security interest in the Collateral of each Canadian Loan Party in favor of Agent under the laws of Canada and the Provinces thereof is further evidenced by other Loan Documents and subject to the terms of the other Loan Documents.
          (b) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, (i) Canadian Borrowers and Canadian Guarantors (whether as guarantor or otherwise) shall not be liable in respect of any US Obligations except as otherwise agreed by Agent and such Canadian Loan Party, (ii) no security interest granted by any Canadian Borrower or Canadian Loan Party under any of the Loan Documents shall secure any US Obligations, (iii) all amounts received by Agent or any Lender on account of the Canadian Obligations by any Canadian Borrower or Canadian Guarantor shall be applied or credited solely to the Canadian Obligations, and (iv) the liability or obligation of any Canadian Loan Party with respect to the Obligations shall not exceed that portion of the Obligations which is attributable only to the Canadian Borrowers, the Canadian Obligations, their Collateral, the Canadian Dollar Loans, the Canadian Commitments or the Canadian Letter of Credit Obligations (as the case may be) or such other greater amount as may be agreed to in writing by Agent and the Canadian Borrowers.
          (c) Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral (A) described in Section 5.1 hereof shall not include any rights or interest in any lease, contract, license or license agreement covering personal or real property of any Borrower or Guarantor, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (1) to apply if any such prohibition is unenforceable under the UCC, the PPSA or other applicable law or (2) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrowers or Guarantors in or to monies due or to become due to a Borrower or Guarantor under any such lease, contract, license or license agreement (including any Receivables) and (B) to secure obligations of US Borrowers shall not include shares of any direct or indirect Subsidiary of Parent that is a “controlled foreign corporation” (a “Foreign Subsidiary”) in excess of sixty-five (65%) percent of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) (all such property not included in the Collateral, “Excluded Collateral”. Notwithstanding anything to the contrary contained herein, any individual parcel of owned Real Property of a Borrower or Guarantor having an appraised fair market value of less than the US Dollar Equivalent of US$2,000,000 shall not be subject to a mortgage in favor of Agent; provided, that, the aggregate amount of the appraised fair market of all such parcels that are not subject to mortgages shall not exceed the US Dollar Equivalent of US$5,000,000.
SECTION 6. COLLECTION AND ADMINISTRATION
     6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

     6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Parent. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors, absent manifest error.
     6.3 Lenders’ Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.
     6.4 Register.
          (a) Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Administrative Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice. Agent shall record, or cause to be recorded, in the Register, the Commitments and the Loans in accordance with the provisions of Section 15.7 and Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments or Obligations in respect of any Loan. Borrowers, Guarantors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrowers hereby designate and authorize Agent, and Agent agrees, to maintain, or cause to be maintained as agent for Borrowers’ solely for purposes of maintaining the Register as provided in this Section 6.4(a).
          (b) Each Lender that grants a participation shall maintain a register as a non-fiduciary agent of Borrowers on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans and Letters of Credit held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

     6.5 Promissory Notes. Each Lender may at any time request that the Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by Agent and reasonably acceptable to Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 15.7) be represented by one or more promissory notes in such form payable to the order of the payee named therein.
     6.6 Cash Management; Collection of Proceeds of Collateral.
          (a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as such Borrower or Guarantor may hereafter select. The banks set forth on Schedule 8.10 of the Information Certificate constitute all of the banks with which Borrowers and Guarantors have deposit account and cash management arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used for receiving receipts from particular locations of a Borrower or otherwise describes the nature of the use of such deposit account by such Borrower or Guarantor (collectively, the “Cash Management Accounts” and individually a “Cash Management Account”). Borrowers and Guarantors shall deliver, or cause to be delivered to Agent, a direction letter in form and substance reasonably satisfactory to Agent with respect to each Cash Management Account, and a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Concentration Account is maintained and by the applicable Borrower or Guarantor; provided, that, Borrowers and Guarantors shall not be required to deliver a Deposit Account Control Agreement with a depository bank as to any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees.
          (b) Each Borrower shall deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower and Guarantor and all other proceeds of Collateral, from each location of such Borrower on each Business Day into the Cash Management Account of such Borrower used for such purpose. All such funds deposited into the Cash Management Accounts shall be sent by wire transfer or other electronic funds transfer no less frequently than twice each week (or more frequently upon Agent’s request at any time that a Cash Dominion Event exists) to the Concentration Accounts, except nominal amounts which are required to be maintained in such Cash Management Accounts under the terms of such Borrower’s arrangements with the bank at which such Cash Management Accounts are maintained, which nominal amounts shall not exceed $10,000 as to any individual Cash Management Account at any time, or $20,000 as to any such Cash Management Account listed on Schedule 6.6(b).
          (c) Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Concentration Accounts are maintained to transfer all available funds received or deposited into the Concentration Accounts to the US Payment Account or Canadian Payment Account (as the case may be) at any time that a Cash Dominion Event exists. At all times that Agent shall have notified any depository bank to transfer funds from a Concentration Account to the US Payment Account or Canadian Payment Account (as the case may be), all payments made to such Concentration Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Agent shall, at the request of Administrative Borrower, rescind such Control Notice at such time that a Cash Dominion Event does not exist for a period of not less sixty (60) consecutive days (a “Control Rescission”); provided, that, if two (2) Control Rescissions shall have occurred in any period of twelve

(12) consecutive calendar months, then any immediately subsequent Control Rescission shall only be available to Borrowers if Global Excess Availability exceeds twenty-five (25%) percent of the Maximum Credit and no Default or Event of Default exists or has occurred and is continuing (and thereafter, only at the request of Administrative Borrower, at such time that a Cash Dominion Event does not exist for a period of not less sixty (60) consecutive days, in accordance with this Section 6.6(c)). Borrower and each Guarantor agrees that all payments and funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.
          (d) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the US Payment Account and Canadian Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.
          (e) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Concentration Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Concentration Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Concentration Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.6 shall survive the termination of this Agreement.
     6.7 Payments.
          (a) All Obligations of US Borrowers and Guarantors shall be payable to the US Payment Account and all Obligations of Canadian Borrowers shall be payable to the Canadian Payment Account. Agent shall apply payments received or collected from any US Borrower or US Guarantor or for the account of any US Borrower or US Guarantor (including the monetary proceeds of collections or of realization upon any US Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from any US Borrower or US Guarantor; second, to pay any fees, indemnities, or expense reimbursements then due to Lenders and the applicable Issuing Bank from any US Borrower or US Guarantor; third, to pay interest due in respect of any US Loans (and including any Special Agent Advances); fourth, to pay principal in respect of Special Agent Advances; fifth, to pay principal in respect of all US Loans and to pay or prepay US Obligations then due arising under or pursuant to any Hedge Agreements of a US Borrower or US Guarantor with a Bank Product Provider (up to the amount of any then effective US Reserve established in respect of such US Obligations), on a pro rata basis; sixth, to pay or prepay any other US Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent US Obligations (including any such Obligations arising under or pursuant to any Bank Products) on a pro rata basis; and seventh, to pay any of the Canadian Obligations. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Agent, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest

Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding US Base Rate Loans and (ii) to the extent any US Borrower uses any proceeds of the US Loans or Letters of Credit to acquire rights in or the use of any US Collateral or to repay any Indebtedness used to acquire rights in or the use of any US Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from US Loans and Letter of Credit Obligations that were not used for such purposes, and second, to the US Obligations arising from US Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any US Collateral in the chronological order in which such US Borrower acquired such rights in or the use of such US Collateral.
          (b) Agent shall apply payments received or collected from Canadian Borrower or any Guarantor of the Canadian Obligations (including any payments made by US Borrowers and Guarantors pursuant to the guarantee of any Canadian Guarantor) or for the account of Canadian Borrowers or any Canadian Guarantor of the Canadian Obligations (including the monetary proceeds of collections or of realization upon any US Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from Canadian Borrowers; second, to pay any fees, indemnities, or expense reimbursements then due to Canadian Lenders and the applicable Issuing Bank from any Canadian Borrower or Canadian Guarantor; third, to pay interest due in respect of any Canadian Obligations (and including any Special Agent Advances); fourth, to pay principal in respect of Canadian Special Agent Advances; fifth, to pay principal then due in respect of the Canadian Obligations and to pay or prepay Canadian Loans and Canadian Obligations arising under or pursuant to any Hedge Agreements of Canadian Borrowers with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Canadian Obligations), on a pro rata basis; and sixth, to pay or prepay any other Canadian Obligations, whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Canadian Obligations (including any such Obligations arising under or pursuant to any Bank Products) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans incurred by Canadian Borrowers, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans incurred by Canadian Borrowers or (B) in the event that there are no outstanding US Base Rate Loans or Canadian Base Rate Loans owing by Canadian Borrowers and (ii) to the extent any Canadian Borrower uses any proceeds of the Loans to acquire rights in or the use of any Canadian Collateral or to repay any Indebtedness used to acquire rights in or the use of any Canadian Collateral, payments in respect of the Canadian Obligations shall be deemed applied first to the Canadian Obligations arising from the Loans or Letters of Credit that were not used for such purposes and second, to the Canadian Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Canadian Collateral in the chronological order in which Canadian Borrowers acquired such rights in or the use of such Canadian Collateral.
          (c) Notwithstanding anything to the contrary set forth in any of the Loan Documents, (i) all payments by or on behalf of Canadian Borrowers and Canadian Guarantors shall be applied only to the Canadian Obligations, (ii) all payments on behalf of a US Borrower or Guarantor shall be applied first to US Obligations then due until paid in full, (iii) all payments in respect of the Canadian Obligations shall be applied first to Canadian Obligations denominated in the same currency as the payments received; provided, that, with respect to this clause (iii), (A) payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of the applicable Agent, (B) in the event that any Agent elects to accept and apply such amounts when there are no Obligations (other than Letter of Credit Obligations or other contingent Obligations) then outstanding in the same currency, such Agent may, at its option (but is not obligated to), convert such currency received to the currency in which the Obligations are denominated at the Exchange Rate on such date (regardless of whether such rate is the best available rate) and (C) in such event, Borrowers shall pay the costs of such conversion (or such Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent) and (iv) to the extent any Borrower or Guarantor, directly or indirectly, uses any proceeds of the applicable Loans or Letter of Credit Obligations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.
          (d) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding US Base Rate Loans; provided, however, that Agent will attempt to honor any written request received from Administrative Borrower to hold such payment until the expiration of the applicable Interest Period, it being understood and agreed that Agent shall have no liability for any failure to do so. To the extent Agent or any Lender receives any payments or collections in respect of the Obligations in a currency other than US Dollars, or in respect of the Canadian Obligations, in a currency other than Canadian Dollars, each of Agent and Wachovia Canada may, at its option (but is not obligated to), convert such other currency to US Dollars (and, as to the Canadian Obligations, Canadian Dollars) at the Exchange Rate on such date and in such market as Agent or Wachovia Canada may select (regardless of whether such rate is the best available rate). US Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any US Borrower maintained by Agent). Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent and Wachovia Canada. Any and all payments by or on account of the Obligations shall be made without setoff, counterclaim or deduction.
          (e) For purposes of this Section 6.7, “Paid in full” and “payment in full” and “prepayment in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specially including interest accrued after the commencement of any case under the United States Bankruptcy Code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction, but excluding (i) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (ii) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (i) and (ii) above only to the extent that such amounts are disallowed in any case under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction.
          (f) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.7(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This preceding two sentences of this Section 6.7(d) shall survive the payment of the Obligations and the termination of this Agreement.
     6.8 Taxes.
          (a) Any and all payments by Borrowers and Guarantors to Agent, any Issuing Bank or any Lender under this Agreement and any of the other Loan Documents shall be made free and clear of, and without deduction or withholding for, any Taxes, except to the extent required by applicable law. In addition, Borrowers shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of Borrowers for such amounts so paid).
          (b) Borrowers and Guarantors shall indemnify and hold harmless Agent, Issuing Bank and Lenders for the full amount of Taxes or Other Taxes paid by Agent, any Issuing Bank or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent’s, any Issuing Bank’s or any Lender’s activities with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent, any Issuing Bank or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, that, Borrowers and Guarantors shall not be required to indemnify Agent, any Issuing Bank or any Lender with respect to any Taxes or Other Taxes which are attributable to such Agent’s, Issuing Bank’s or Lender’s failure to comply with the provisions of Section 6.8(f), (g), (i) or (j) hereof. Payment under this indemnification shall be made within ten (10) days after the date Agent, any Issuing Bank or any Lender makes written demand therefor on Administrative Borrower. If Borrowers reasonably believe that such Taxes or Other Taxes were not correctly or legally asserted, Agent, such Issuing Bank or such Lender shall, upon Administrative Borrower’s request and at Borrowers’ expense, provide such documents to Administrative Borrower in form and substance reasonably satisfactory to Agent, as Administrative Borrower may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent, any Issuing Bank or any Lender).
          (c) If any Borrower or Guarantor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to Agent, any Issuing Bank or any Lender, then:
               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent, such Issuing Bank or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, that, Borrowers and Guarantors shall not be required to increase any such sum payable to Agent, any Issuing Bank or any Lender which is attributable to such Agent’s, Issuing Bank’s or Lender’s failure to comply with the provisions of Section 6.8(f), (g), (i) or (j) hereof;
               (ii) such Borrower or Guarantor shall make such deductions and withholdings;

               (iii) such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
               (iv) to the extent not paid to Agent, Issuing Bank or Lenders pursuant to Section 6.8(c)(i), such Borrower or Guarantor shall also pay to Agent, any Issuing Bank or any Lender, at the time interest is paid, all additional amounts which are necessary to preserve the after-tax yield Agent, such Issuing Bank or such Lender would have received pursuant to the Loan Documents if such Taxes or Other Taxes had not been imposed.
          (d) Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent upon Agent’s request.
          (e) If any Borrower or Guarantor otherwise would be required to pay additional amounts to Agent, an Issuing Bank or a Lender pursuant to subsection (c) of this Section, then upon Administrative Borrower’s written request such Lender shall use reasonable efforts at Borrowers’ expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office, so as to eliminate or reduce any such additional payment by such Borrower or Guarantor which may thereafter accrue.
          (f) In the event a US Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States of America on or prior to the effective date of any such assignment, such assignee of a Lender shall provide Administrative Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States of America withholding tax with respect to all payments to be made by the US Loan Parties to such assignee hereunder and under any of the other Loan Documents (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment).
          (g) Notwithstanding anything to the contrary contained in this Section 6.8, unless Administrative Borrower has received forms or other documents indicating that payments by the US Loan Parties to a US Lender or US Issuing Bank hereunder or under any of the other Loan Documents are not subject to United States of America withholding or backup withholding tax, US Borrowers shall, (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty and (ii) pay such assignee such payment net of any taxes so withheld. Such US Lender or US Issuing Bank will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by any Borrower or Guarantor pursuant to this Section 6.8; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.
          (h) If Agent, any Issuing Bank or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent, such Issuing Bank or such Lender has received an indemnification payment or additional amounts from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent, such Issuing Bank or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such tax benefit.

          (i) Each Person that is a US Lender or US Issuing Bank as of the date of this Agreement and each Person that becomes a US Lender or US Issuing Bank after the date of this Agreement (i) either (A) represents and warrants to the Borrowers that such Person is incorporated or organized under the laws of the United States of America or a state thereof or (B) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States of America or any State thereof) to Agent and Administrative Borrower prior to the time that Agent or such Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein such Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by such Lender, and (ii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
          (j) Each US Lender or US Issuing Bank (other than any such US Lender or US Issuing Bank that is entitled to a presumption under applicable Treasury Regulations that it is a domestic corporation for U.S. federal income tax purposes) shall deliver to Agent (or, in the case of an assignee of a US Lender which (i) is an Affiliate of such US Lender or an Approved Fund of such US Lender and (ii) does not deliver an Assignment and Acceptance to Agent pursuant to Section 15.7(a) hereof for recordation pursuant to Section 15.7(b) hereof, to the assigning US Lender only) and Administrative Borrower two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 certifying that such US Lender is exempt from U.S. backup withholding tax. Such forms shall be delivered by each such US Lender on or before the date it becomes a party to this Agreement and thereafter within twenty (20) days after receipt of a written request therefor from Agent. Notwithstanding any other provision of this Section 6.8(j), a US Lender or US Issuing Bank described in this Section 6.8 (j) shall not be required to deliver any form pursuant to this Section 6.8(j) that such US Lender or US Issuing Bank is not legally able to deliver.
     6.9 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower for general operating, working capital and other corporate purposes of such Borrower not otherwise prohibited hereby or by the terms of the organizational documents of such Borrower or Guarantor; provided, that, in no event shall any of the proceeds be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
     6.10 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.10. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
          (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.
          (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
          (e) No termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.
     6.11 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders: (a) the making and conversion of Loans to the US Borrowers shall be made among the US Lenders based on their respective Pro Rata Shares as to the Loans made to the US Borrowers, (b) the making and conversion of Loans to the Canadian Borrower shall be made among the Canadian Lenders based on their respective Pro Rata Shares as to the Loans made to the Canadian Borrower and (c) each payment on account of any Obligations or Canadian Obligations, as the case may be, to or for the account of one or more Lenders in respect of any Obligations or Canadian Obligations, as the case may be, due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
     6.12 Sharing of Payments, Etc.
          (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, if an Event of Default exists or has occurred and is continuing, at its option (but subject, as among Agent and Lenders, to the provisions of Section 14.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the

Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     6.13 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.
          (b) With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. With respect to or any Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, Swing Line Lender may settle on the Swing Line Loan from time to time as it determines, but not less frequently than weekly. Agent shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans (whether Revolving Loans, Swing Line Loans or both) for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro

Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.
          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.
          (d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.
          (e) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.13(a) and 6.13(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.13(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, Swing Line Lender or Issuing Bank, is a “Defaulting Lender”.
          (f) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its reasonable discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder. Agent or Administrative Borrower shall have the right, but not the obligation, at any time, and upon the exercise by Agent or Administrative Borrower of such right, any Defaulting Lender shall have the obligation, to immediately sell, assign and transfer to Agent or such Eligible Transferee as Agent or Administrative Borrower may specify, the Commitment of such Defaulting Lender and all rights and interests of such Defaulting Lender pursuant thereto; provided, that, such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10). Agent shall provide the Defaulting Lender with prior written notice of its intent to exercise its right under this Section (or if Agent does not exercise such right, Administrative Borrower shall provide Agent and the Defaulting Lender with prior written notice of its intent to exercise its right under this Section), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Defaulting Lender).
          (g) Nothing in this Section or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.
     6.14 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 14.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     6.15 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.15 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; provided, that, the rights of such Bank Product Provider hereunder and under any of the other Loan Documents shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.
SECTION 7. COLLATERAL REPORTING AND COVENANTS
     7.1 Collateral Reporting.
          (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent, in each case setting forth the information with respect to US Borrowers and Canadian Borrowers on a separate basis:
               (i) as soon as possible after the end of each calendar month (but in any event within eleven (11) Business Days after the end thereof); except, that, so long as a Default or Event of Default exists or has occurred and is continuing or US Excess Availability is less than twelve and one-half (12.5%) percent of the US Loan Limit or Canadian Excess Availability is less than twelve and one-half (12.5%) percent of the Canadian Loan Limit, as soon as possible after the end of each calendar week (but in any event within three (3) Business Days after the end thereof), a Borrowing Base Certificate setting forth the calculation of the US Borrowing Base and Canadian Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;
               (ii) as soon as possible after the end of each calendar month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request at any time that (A) a Default or Event of Default exists or (B) US Excess Availability is not less than twelve and one-half (12.5%) percent of the US Loan Limit and Canadian Excess Availability is not greater than twelve and one-half (12.5%) percent of the Canadian Loan Limit, (1) perpetual inventory reports by division (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties or consignees), (2) reconciliation of inventory as set forth in the perpetual inventory reports and general ledger of Borrowers, (3) agings of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger), (4) Inventory by location (5) agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral);

               (iii) as soon as possible after the end of each calendar month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request at any time that (A) a Default or Event of Default exists or (B) US Excess Availability is not greater than twelve and one-half (12.5%) percent of the US Loan Limit and Canadian Excess Availability is not greater than twelve and one-half (12.5%) percent of the Canadian Loan Limit, a certificate by the chief financial officer, vice president of finance, treasurer or controller of Parent consisting of: (1) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrowers in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, except as specifically described in such certificate, (2) the addresses of all new locations of Borrowers and Guarantors acquired or opened since the date of the most recent certificate delivered to Agent containing the information required under this clause, (3) a report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution, including in each case, the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (4) a statement that all sales, use and excise taxes have been paid when due as of the date of the certificate, except as specifically described in such certificate,
               (iv) upon Agent’s reasonable request, (A) reports of sales for each category of Inventory, (B) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (C) true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to Indebtedness that Agent has not otherwise received and (D) a certificate of the chief financial officer, vice president of finance, treasurer or controller of Parent listing (1) all applications, if any, for Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), (2) all issuances of registrations or letters on existing applications for Intellectual Property received since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), and (3) all License Agreements entered into since the date of the prior certificate (or, in the case of the first such certificate, the date hereof); and
               (v) such other reports as to the Collateral as Agent shall reasonably request from time to time.
          (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. Subject to the limitations set forth herein, the Borrowing Base may be adjusted based on the information received by Agent pursuant to this Agreement. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s reasonable instructions with respect to further services.

          (c) All of the documents, reports and schedules provided by or on behalf of any Borrower or Guarantor to Agent hereunder for Receivables payable in any currency other than US Dollars and Inventory located outside the United States of America shall set forth the US Dollar Equivalent for the amount of the Receivables and Value of the Equipment included in any such documents, reports or schedules. For purposes hereof, Agent may, at its option, provide to Administrative Borrower, at least five (5) Business Days prior to the date any such documents, reports or schedules are required to be provided by Borrowers or Guarantors to Agent hereunder, the exchange rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers and Guarantors use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules
     7.2 Accounts Covenants.
          (a) Borrowers shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with any account debtor or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $250,000 in any one case or $750,000 in the aggregate and (ii) all material adverse information of which it has notice relating to the financial condition of any account debtor No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s business in accordance with the current practices of such Borrower as in effect on the date hereof. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except those sent to the Cash Management Accounts or Concentration Accounts, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto other than as reported to Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.
          (c) Agent shall have the right at any time or times, in the name of a nominee or, following the occurrence of an Event of Default, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.
     7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year (except with respect to Inventory consisting of finished goods windows located at a plant of a Borrower or Guarantor, as to which a physical count shall be conducted not less frequently than as of each calendar month end), but at any time or times as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent at least once each calendar quarter if any such counts are performed within such quarter, or otherwise once each calendar year, with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; except, that, Borrowers and Guarantors may remove Inventory not constituting Eligible Inventory and having an aggregate value of not more than the US Dollar Equivalent of $1,000,000 to locations not otherwise permitted hereunder; provided, that, as the date of the removal of any such Inventory and after giving effect thereto (i) no Default or Event of Default shall exist or have occurred and be continuing and (ii) Global Excess Availability of Borrowers equals not less than twelve and one-half (12 1/2%) percent of the Maximum Credit, (iii) Canadian Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit and (iv) US Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the US Loan Limit; (d) Borrowers shall, (i) at their expense, two (2) times in any twelve (12) month period, (ii) at their expense, one (1) additional time at any time that Global Excess Availability is less than the US Dollar Equivalent of $75,000,000, upon Agent’s request, (iii) at Agent’s expense, one (1) further additional time, as Agent may request in such twelve (12) month period and (iv) at any time at Borrowers’ expense as Agent may request if a Default or Event of Default shall exist or have occurred and be continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (g) as of the date hereof, Borrowers and Guarantors do not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory but shall give Agent prior written notice if such practice changes together with such information with respect to the new policy as may reasonably be requested by Agent; (h) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; (i) Borrowers and Guarantors shall provide to Agent prompt notice of any License Agreement entered into by a Borrower or Guarantor related to Accounts or Inventory, which License Agreement constitutes a Material Contract; and (j) Borrowers and Guarantors shall not acquire or accept any Inventory on consignment or approval unless such Inventory has been specifically identified in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof when required to be included in such report or Agent has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agent.
     7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Borrowers shall, at their expense, one (1) time in any twelve (12) month period, (b) one (1) additional time at any time that Global Excess Availability is less than the US Dollar Equivalent of $50,000,000, upon Agent’s request, (c) at Agent’s expense, one (1) further additional time, as Agent may request in such twelve (12) month period, and (d) at any time at Borrowers’ expense as Agent may request if a Default or Event of Default shall exist or have occurred and be continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or Real Property, in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (f) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (g) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; provided, that, certain motor vehicles used primarily by employees for business purposes may from time to time be incidentally used for personal, family or household use, as permitted by the internal policies of the applicable Borrower or Guarantor if any; (h) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; except, that, Borrowers and Guarantors may remove Equipment not constituting Eligible Equipment and having an aggregate value of not more than the US Dollar Equivalent of $250,000 to locations not otherwise permitted hereunder; provided, that, as the date of the renewal of any such Equipment and after giving effect thereto (i) no Default or Event of Default shall exist or have occurred and be continuing and (ii) Global Excess Availability of Borrowers equals not less than twelve and one-half (12 1/2%) percent of the Maximum Credit, (iii) Canadian Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit and (iv) US Excess Availability equals not less than twelve and one-half (12 1/2%) percent of the US Loan Limit; (i) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (j) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment or Real Property (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).
     7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, (ix) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Bureau of Customs and Border Protection or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (x) do all acts and things which are necessary, in Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents and (b) at any time a Cash Dominion Event exists to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Concentration Accounts and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received if a Cash Dominion Event exists, and (c) at any time to (i) take control of any item of payment constituting Collateral that is received by Agent or any Lender, (ii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iii) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (iv) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     7.6 Right to Cure. Agent may, at its option, upon not less than five (5) days prior notice to Administrative Borrower (except, that, no such prior notice shall be required in the case of exigent circumstances as reasonably determined by Agent in good faith), at any time that an Event of Default has occurred and is then continuing, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.
     7.7 Access to Premises. From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable prior notice to Parent, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Agent shall not conduct more than two (2) field examinations with respect to the Collateral in any twelve (12) month period at the expense of Borrowers; except, that, (i) Agent may conduct one (1) additional field examination at its expense upon request in such twelve (12) month period, (ii) Agent may conduct one (1) further additional field examination at Borrowers’ expense at Agent’s request at any time Global Excess Availability shall be less than the US Dollar Equivalent of $75,000,000 or US Excess Availability shall be less than the US Dollar Equivalent of $50,000,000 or Canadian Excess Availability shall be less than the US Dollar Equivalent of $25,000,000 and (iii) Agent may conduct such other field examinations at the expense of Borrowers as Agent may reasonably require at Borrowers’ expense at any time a Default or Event of Default shall exist or have occurred and be continuing.
SECTION 8. REPRESENTATIONS AND WARRANTIES
Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following:
     8.1 Existence, Power and Authority. Each Borrower and Guarantor is a corporation, limited liability company or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign or extra-provincial corporation, limited liability company or limited partnership, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary (to the extent the concept of good standing is applicable to such Borrower or Guarantor under the laws of the relevant state or jurisdiction), where the failure to so qualify, has or would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate, limited liability company or limited partnership powers, as applicable, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, material agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted hereunder. This Agreement and the other Loan Documents to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).
     8.2 Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.
          (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number and business identification number of each Borrower and Guarantor, if applicable.

          (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below and other than Collateral in transit to any such locations. The Information Certificate correctly identifies any of such locations that are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.
     8.3 Financial Statements; No Material Adverse Effect. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or would reasonably be expected to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated July 28, 2008, for the fiscal years ending 2008 through and including 2013 that have been delivered to Agent or any projections hereafter delivered to Agent have been or will be prepared in good faith based upon assumption believed by the Parent to be reasonable at the time made and fair in light of the then current conditions and facts.
     8.4 Priority of Liens; Title to Properties. The security interests, liens and hypothecs granted to Agent under this Agreement and the other Loan Documents constitute valid and perfected first priority liens, hypothecs and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 10.2 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 10.2 hereof.
     8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable by it, except taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. No notices of tax liens or tax liens have been filed with respect to any such taxes.
     8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority, or action, suit, proceedings or claim by any Person, pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business which if adversely determined against such Borrower or Guarantor, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, that involve this Agreement or any transactions contemplated by this Agreement, in each case which has or would reasonably be expected to have a Material Adverse Effect.

     8.7 Compliance with Other Agreements and Applicable Laws. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, in each case where the failure to comply, individually or in the aggregate has not or would not reasonably be expected to have a Material Adverse Effect. No Borrower or Guarantor, or any Subsidiary or Affiliate of any Borrower or Guarantor: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except where the failure to obtain would not be reasonably expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where, individually or in the aggregate, it has or would reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any indentures, agreements or other instrument governing Indebtedness binding on it or its property.
     8.8 Environmental Compliance.
          (a) Except as set forth in Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor, have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on any property owned or leased by Borrowers, Guarantors or any Subsidiary thereof in any manner that violates any applicable Environmental Law or Permit where such violation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor at such properties complies in all material respects with all applicable Environmental Laws and Permits and any non-compliance, individually or in the aggregate, is not or would not be reasonably expected to have a Material Adverse Effect.
          (b) Except as set forth in Schedule 8.8 to the Information Certificate, no Borrower or Guarantor has received any notice of or otherwise has any information that there has been any investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any investigation pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter with regard to any properties or assets owned, leased or operated by it or used by Borrowers, Guarantors or their Subsidiaries, which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth in Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a threatened or actual release, spill or discharge of any Hazardous Materials or related to the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials at, on, under or from any property owned, leased or operated by it or used by it or otherwise in connection with their businesses which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

     8.9 Employee Benefits.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, has or would reasonably be expected to have a Material Adverse Effect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) Except as set forth in the Information Certificate, there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. Except as set forth in the Information Certificate, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that would result in any material liability by any Borrower or Guarantor.
          (c) Except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in the Information Certificate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
          (d) With respect to any Canadian Pension Plan, to the best of the knowledge of each Borrower and Guarantor, except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (ii) all statutory obligations of any Borrower or Guarantor required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by any Borrower or Guarantor and fully paid into the Canadian Pension Plans in a timely fashion, (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) there have been no improper withdrawals, or applications of, the assets of any of the Pension Plans, (vii) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act

(Canada) or any provincial taxation statute, (viii) the Canadian Pension Plans are fully funded in accordance with applicable law both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles), and (ix) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such proceeding, action or claim.
     8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.
     8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business. As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently where such infringement has or would reasonably be expected to have Material Adverse Effect or adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory having a value in excess of $500,000. No claim or litigation is pending or threatened in writing against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property where such claim or litigation if adversely determined for any Borrower or Guarantor would reasonably be expected to have a Material Adverse Effect or would adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory having a value in excess of $500,000. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof which is necessary or of material value to such Borrower’s or Guarantor’s business (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No material trademark, servicemark, copyright or other material Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to or incorporated in any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

     8.12 Subsidiaries; Affiliates; Capitalization; Solvency.
          (a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership as of the date hereof except as set forth in Schedule 8.12 to the Information Certificate.
          (b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.
          (c) The issued and outstanding shares of Equity Interests of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or otherwise permitted hereunder.
          (d) Borrowers and Guarantors (on a consolidated basis) shall be Solvent as of the date hereof after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.
     8.13 Labor Disputes.
          (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.
          (b) Except as set forth on Schedule 8.13 to the Information Certificate, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.
     8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral except as permitted under Section 10.10 hereof.

     8.15 Material Contracts; Affiliate Indebtedness.
          (a) Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
          (b) Each Borrower and Guarantor represents and warrants that is not and shall not at any time have any liability under or with respect to the obligations of its Affiliates pursuant to the Holdings I Notes, the other Holdings I Documents, the Holdings II Notes or the other Holdings II Documents.
          (c) As of the date hereof, no Borrower or Guarantor is party to any License Agreement that is a Material Contract.
     8.16 Payable Practices. Each Borrower and Guarantor has not made any material change in its customary accounts payable practices from those in effect immediately prior to the date hereof.
     8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby, when taken as a whole, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information, when taken as a whole, not misleading.
     8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent, Lenders and Issuing Bank on the date of the request for any Loan or any issuance, amendment, renewal or extension of a Letter of Credit and on the date of each additional Loan or such issuance, amendment, renewal or extension, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.
SECTION 9. AFFIRMATIVE COVENANTS
     9.1 Maintenance of Existence.
          (a) Each Borrower and Guarantor shall (i) at all times preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and (ii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor other than Parent as permitted in Section 10.1 hereof or except where the failure to so maintain could not be reasonably expected to have a Material Adverse Effect.

          (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days’ prior written notice (or such shorter time as Agent may agree in writing) from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.
          (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice (or such shorter time as Agent may agree in writing) from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure; except, that, a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a limited liability company or limited partnership or other form of legal entity acceptable to Agent; provided, that, each of the following conditions is satisfied: (i) such company, partnership or other legal entity is organized under the laws of a jurisdiction in the United States of America, or Canada (ii) Agent shall have received not less than fifteen (15) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, (iii) Agent shall have received the organizational documents of such entity (certified by the appropriate Governmental Authority, where available to be so certified), together with such other agreements, documents, and instruments related thereto as Agent may reasonably request, (iv) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, in the determination of Agent and (v) as of the date of such conversion, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.
     9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location so long as (a) such locations are within the United States or its territories or Canada, (b) such location is set forth in the applicable report provided for in Section 7.1(a) to the extent required under such Section or in any event if Collateral having a value of more than $1,000,000 at any one location or $5,000,000 for all such locations in the aggregate is or will be kept at such location(s), Agent has received ten (10) Business Days’ written notice within the time of the opening of any such new location and (c) upon Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, so long as no Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers and Guarantors shall only be required to use their commercially reasonable efforts to obtain a Collateral Access Agreement and to the extent that Agent has not received a Collateral Access Agreement acceptable to it for any such location, it may establish a Reserve as provided herein.
     9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State, Provincial or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

          (b) Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the threatened or actual release, spill or discharge, of a material amount of any Hazardous Material that has or would reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice that with respect to any of the following that has or would reasonably be expected to have a Material Adverse Effect: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent upon Agent’s request. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.
          (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.
          (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to effected property and the preparation and implementation of any closure, remedial or other plans required pursuant to Environmental Law. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
     9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (provided, that, Borrowers and Guarantors may maintain self insurance plans to the extent companies of the same or similar businesses and similarly situated do so). Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably request as proof of such insurance, and, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers if any Borrower or Guarantor fails at any time to do so. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage. Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent or proceeds of condemnation awards payable at any time may be applied to payment of the Obligations (without permanent reduction thereof), whether or not then due, in any order and in such manner as Agent may determine; provided, that, proceeds of insurance of less than $2,500,000 in the aggregate may be paid to Administrative Borrower so long as no Cash Dominion Event exists and such proceeds are used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. Upon application of any other such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. No Equipment or Real Property repaired or replaced pursuant to the terms hereof shall constitute Eligible Equipment or Eligible Real Property unless Agent determines pursuant to and in accordance with the terms of this Agreement that such Equipment and/or Real Property satisfies the applicable eligibility criteria therefor.
     9.6 Financial Statements and Other Information.
          (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall during regular business hours and upon reasonable notice from the Agent furnish to Agent and upon Agent’s request, to Lenders, all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized, acting jointly with Administrative Borrower, to obtain such information directly from them (other than materials protected by the attorney-client privilege) at any reasonable time, which Agent agrees it will not directly request from such auditors or accountants unless a Default or Event of Default exists or has occurred and is continuing. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, and upon Agent’s request, to each Lender, the following:
               (i) as soon as available, but in any event within thirty (30) days after the end of each fiscal month other than December (and as of the date that is forty-five (45) days after the end of each December) that is not the end of a fiscal quarter of Parent, monthly unaudited consolidated financial statements and unaudited consolidating (as between (A) US Borrowers and Guarantors and (B) Canadian Borrowers and Guarantors) financial statements (including in each case, balance sheets, statements of income and loss, statement of cash flow, and statements of shareholders equity), all in reasonable detail (but without footnotes), fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments; and

(ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements and unaudited consolidating (as between (A) US Borrowers and Guarantors and (B) Canadian Borrowers and Guarantors) financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, subject to normal year-end adjustments; and
(iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating (as between (A) US Borrowers and Guarantors and (B) Canadian Borrowers and Guarantors) financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year.
          (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.
          (c) Borrowers and Guarantors shall furnish to Agent (i) not less than ten (10) Business Days’ prior written notice of (A) the intention of any Subsidiaries of Parent to merge or consolidate as permitted under Section 10.1(a) hereof, together with such other information with respect thereto as Agent may reasonably request, (B) the issuance and sale by Parent or any Subsidiary of Equity Interests as permitted under clause (g) of the definition of Permitted Dispositions, together with such other information with respect thereto as Agent may reasonably request, (C) the intention of any Subsidiary of Parent to wind up, liquidate or dissolve as permitted under Section 10.1(c) hereof, together with such other information with respect thereto as Agent may reasonably request, and (ii) all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.
          (d) Borrowers and Guarantors shall furnish to Agent, and upon Agent’s reasonable request, to each Lender, in form and detail reasonably satisfactory to Agent:
               (i) concurrently with the delivery of the financial statements referred to in Section 9.6(a)(iii), the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which independent accounting firm shall be selected by Administrative Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended and stating, to the extent not prohibited by the internal procedures and policies of such accountants, that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or if any such Default or Event of Default shall exist, stating the nature and status of such event;
               (ii) concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(ii) and 9.6(a)(iii), a management discussion and analysis (in substantially the same format and with the same scope of information as provided to Agent prior to the date hereof) in the event Parent and its consolidated Subsidiaries are not then required to submit regular reports to the U.S. Securities and Exchange Commission, a compliance certificate substantially in the form of Exhibit E hereto by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, the ratio and amounts provided for in Section 11 of this Agreement for such month (whether or not compliance is then required) and a written summary of material changes if any, either in GAAP or in the consistent application thereof that materially affected the financial covenant calculations for the applicable period;
               (iii) within sixty (60) days after the end of each fiscal year of Parent, beginning with the fiscal year 2008 of Parent and its Subsidiaries, projected consolidated and consolidating (as between (A) US Borrowers and Guarantors and (B) Canadian Borrowers and Guarantors) financial statements (including in each case substantially in the same format and with the same scope of information as in the projections most recently provided to Agent prior to the date hereof) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projected financial statements shall be prepared on a monthly basis for the next succeeding year and shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein believed by the Parent to be reasonable at the time made and fair in light of the then current conditions and facts(it being understood that actual results may differ from those set forth in such projected financial statements);
               (iv) promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent generally to the equity holders of any Borrower or Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which, in each case, a Borrower or Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Agent pursuant hereto;
               (v) concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors containing information regarding the amount of all sales or other dispositions of assets (whether voluntary or involuntary), issuances or incurrence of Indebtedness or Equity Interests, Permitted Investments, Restricted Payments, and optional prepayments of Indebtedness that occurred during the period covered by such financial statements and such other information with respect thereto as Agent may request;
               (vi) promptly after any request by Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

               (vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent or any Subsidiary thereof;
               (viii) promptly after any request of the Agent following the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.
          (e) As to any information contained in materials furnished pursuant to Section 9.6(d)(iv), Parent shall not be separately required to furnish such information under Section 9.6(a) hereof, but the foregoing shall not be in derogation of the obligation of Parent to furnish the information and materials described in Section 9.6(a) at the times specified therein.
          (f) Documents required to be delivered pursuant to Section 9.6(a)(iii) or Section 9.6(d)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether commercial, third-party website or whether sponsored by Agent).
          (g) Borrowers and Guarantors hereby acknowledge that Agent and/or its Affiliates may make available to Lenders and Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers, Guarantors or their securities) (each, a “Public Lender”). Borrowers and Guarantors shall be deemed to have authorized Agent and its Affiliates, and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the Securities and Exchange Commission as not containing any material non-public information with respect to Borrowers, Guarantors or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.5). All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor.” Agent and its Affiliates and Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the Securities and Exchange Commission as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”
          (h) not less than ten (10) days prior to each proposed date of the making of an Opco Permitted Payment, the chief financial officer of Associated Materials, LLC shall deliver to Agent a certification that as of the date of such certification, and as of the date of the proposed payment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, it being understood that if after giving effect to any such Opco Permitted Payment, US Excess Availability would be less than twelve and one-half (12 1/2%) percent of the US Loan Limit, Canadian Excess Availability would be less than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit, or Global Excess Availability would be less than twelve and one-half (12 1/2%) percent of the Maximum Credit, then the absence of an Event of Default shall include, without limitation, that the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.10 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months prior to such fiscal month end.

               (i) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 15.5 hereof. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.
     9.7 Compliance with ERISA; Canadian Pension Plans.
          (a) Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or(viii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which would reasonably be expected to result in termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.
          (b) Each Borrower and Guarantor shall (i) cause the Canadian Pension Plans to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation, (ii) deliver to Agent an undertaking of the funding agent for such Canadian Pension Plan stating that the funding agent will notify Agent within seven (7) days of the failure of any Borrower or US Guarantor to make any required contribution to each Canadian Pension Plan, (iii) not accept payment of any amount from any Canadian Pension Plan (other than amounts on account of expenses reasonably incurred in connection with the operations of such Canadian Pension Plan) without the prior written consent of Agent, (iv) not terminate, or cause to be terminated, any Canadian Pension Plan, if such plan would have a solvency deficiency on termination, (v) shall promptly provide Agent with any documentation relating to the Canadian Pension Plans as Agent may reasonably request, and (vi) shall notify Agent within thirty (30) days of (A) a material increase in the liabilities of any Canadian Pension Plan, (B) the establishment of a new registered pension plan or (C) the commencement of payments of contributions to any Canadian Pension Plan to which any Borrower or Guarantor had not previously been paying or contributing.
     9.8 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ to continue to operate on a 52/53 week fiscal year that ends on the Saturday closest to December 31 and, for each fiscal year, after the fiscal year end has been determined (which determines whether the fiscal year will be 52 or 53 weeks), determine fiscal month ends on a 5/4/4 calendar (with each fiscal month ending on Saturday).

     9.9 Additional Guaranties and Collateral Security; Further Assurances.
          (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than a Foreign Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, a joinder agreement to the Loan Documents in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns accounts or inventory that would constitute Eligible Accounts and Eligible Inventory or otherwise as a “Guarantor”, and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Loan Documents, authorization to file UCC and PPSA financing statements, Collateral Access Agreements (to the extent required under Section 9.2), other agreements, documents or instruments contemplated under Section 5.3 and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary and the Equity Interests of any Borrower or Guarantor in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, and otherwise comply with the terms of Section 5.3 hereof with respect thereto, such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.
          (b) In the case of an acquisition of assets (other than Equity Interests) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder (except in the case of deposit accounts, within thirty (30) days after the acquisition thereof; provided, that, in no event shall any such assets consisting of Accounts or Inventory so purchased be deemed to be Eligible Accounts or Eligible Inventory until Agent is perfected in such deposit accounts, except as Agent may otherwise agree), (ii) except as Agent may otherwise agree, all Collateral Access Agreements (to the extent required under Section 9.2 hereof) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, and (iii) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.
          (c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

     9.10 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits and site assessments, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day) subject to the limitations set forth in Section 7.7 hereof; (g) any VAT incurred by Agent or any Lender; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and in respect of the matters set forth in clause (e), above, of one counsel to Agent as agent and a Lender, and one additional counsel to the other Lenders, to the extent they may so require and as they may agree (and such local counsel as the Agent and the Lenders may require).
     9.11 Applications under Insolvency Statutes. Each Borrower and Guarantor acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor as an “affected” creditor for purposes of such plan or proposal or otherwise.
     9.12 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $2,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.
SECTION 10. NEGATIVE COVENANTS
     10.1 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,
          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned Subsidiary of Parent may merge with and into or consolidate or amalgamate with any other wholly-owned Subsidiary of Parent; provided, that, in any merger, consolidation or amalgamation involving a Borrower, the Borrower shall be the surviving entity); provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merger, consolidate or amalgamate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging, consolidating or amalgamating, which person will be the surviving entity, the locations of the assets of the persons that are merging, consolidating or amalgamating, and the material agreements and documents relating to such merger, consolidation or amalgamation, (ii) Agent shall have received such other information with respect to such merger, consolidation or amalgamation as Agent may reasonably request, (iii) as of the effective date of the merger, consolidation or amalgamation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Loan Documents to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;
          (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or Indebtedness to any other Person or any of its assets to any other Person, except for Permitted Dispositions;
          (c) wind up, liquidate or dissolve except that any Guarantor (other than Parent) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or
          (d) agree to do any of the foregoing.
     10.2 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge, hypothec or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except the following (collectively, “Permitted Liens”):
          (a) the security interests, liens and hypothecs of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties hereunder or under applicable law;
          (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;
          (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business , such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (iii) such liens are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves or other appropriate provision, if any as are required by GAAP have been made therefor;
          (d) easements (including, without limitation, reciprocal easement agreements), rights of way, building, zoning and similar restrictions, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;
          (e) purchase money security interests in Equipment (including Capital Leases) and the precautionary UCC or PPSA financing statement filings in respect thereof) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 10.3 (c) hereof;
          (f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

          (g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;
          (h) liens arising from (i) operating leases and the precautionary UCC or PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC or PPSA financing statement filings in respect thereof;
          (i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;
          (j) leases or subleases of Real Property granted by any Borrower or Guarantor to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to Agent and do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor or materially impair the value or marketability of the Real Property subject thereto; provided, that, the terms of such lease or sublease is acceptable to Agent in its discretion;
          (k) licenses of Intellectual Property permitted under clause (d) of the definition of Permitted Disposition;
          (l) [Intentionally omitted];
          (m) the security interests and liens set forth on Schedule 8.4 to the Information Certificate and any security interests and liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and liens to the extent permitted under Section 10.3(g) hereof;
          (n) liens incurred in the ordinary course of business of parent and its Subsidiaries securing liabilities that do not exceed the US Dollar Equivalent of $1,000,000 in the aggregate; provided, that, such liens do not encumber any Accounts or Inventory, or any Equipment or Real Property included in the Borrowing Base;
          (o) statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations); and
          (p) Unregistered liens, charges, claims, security interests or other encumbrances of any nature claimed or held by Her Majesty the Queen in Right of Canada, her agency or authority, any Province any municipality or any political subdivision thereof, under or pursuant to any applicable legislation, statute or regulation, save and except for unregistered liens for public utilities and realty taxes, workplace safety payments, payroll, health care, income and other similar taxes which are due and payable;

          (q) All rights of expropriation, access or use or other similar right conferred by or reserved by any Federal, Provincial or municipal authority or agency;
          (r) any defects irregularities, easements or encroachments existing as of the Closing Date that might be revealed by an up-to-date survey of the property;
          (s) the provisions of Section 78(3) of the Land Titles Act (Ontario);
          (t) reservations, limitation, provisos and conditions, if any, expressed in any original grants from the Crown;
          (u) any municipal by-laws or regulations affecting the Real Property or its use and any other municipal land use instruments including, without limitation, official plans and zoning and building by-laws, as well as decisions of committee of adjustment or any other competent authority permitting variances therefrom, and all applicable building codes which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Borrower, Guarantor or Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;
          (v) any agreements with any Governmental Authority or utility that do not, in the aggregate, have a Material Adverse Effect on the use or the value of the Real Property and improvements thereon;
          (w) the exceptions and qualifications contained in Section 44(1) of the Land Titles Act (Ontario) save and except paragraphs 1, 2, 3, 4 and 11 thereof;
          (x) Watercourses and right of water;
          (y) liens existing as of the Closing Date which are permitted exceptions under the title insurance policies being provided to the Agent; and
          (z) the specific liens and encumbrances registered against title to the Real Property as set forth below:

Burlington —	1001 Corporate Drive, Burlington, Ontario PIN Nos. 07181-0123(LT) and 07181-0128(LT)

	1.	Instrument No. 455210
	2.	Instrument No. 471873
	3.	Instrument No. H181692
	4.	Instrument No. H181693
	5.	Instrument No. H305153
	6.	Instrument No. H305155
	7.	Instrument No. 119980
	8.	Instrument No. 661913
	9.	Instrument No. 661914

London —	6320 Colonel Talbot Road, London, Ontario PIN No. 08207-0066(LT)

	1.	Instrument No. 195923
	2.	Instrument No. 510006

Montréal —	2501 TransCanada Highway, Point-Claire Québec Lot numbers 2 528 215, 2 528 216 and 2 528 217, of the Cadastre of Québec, Registration division on Montréal.

	1.	Instrument No. 1 642 069
	2.	Instrument No. 1 643 985
	3.	Instrument No. 2 032 161
	4.	Instrument No. 4 807 168
	5.	Instrument No. 4 829 839
	6.	Instrument No. 1 876 915
     10.3 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
          (a) the Obligations;
          (b) the Indebtedness of Associated and its Subsidiaries in respect of the Opco Notes as in effect on the date hereof;
          (c) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property or in respect of industrial revenue bonds or other similar government or municipal bonds (subject to such intercreditor and subordination arrangements as Agent may reasonably required) not to exceed $7,500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;
          (d) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;
          (e) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted hereunder;
          (f) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor); provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $20,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto; except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;
          (g) Indebtedness of Borrower arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Sections 10.3(b) (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrowers and Guarantors which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, taken as a whole, so that in view of all of the terms and conditions of the Refinancing Indebtedness, such terms and conditions are more favorable to Borrowers and Guarantors; except, that, the interest rate of the Indebtedness replacing Indebtedness under Section 10.3(b) may be greater than the interest rate applicable to the Indebtedness being replaced if, in addition to the other requirements of this Section 10.3(g), the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) shall have been not less than 1.2:1.0 with respect to the twelve (12) consecutive calendar month period ending as of the date of the incurrence of such Refinancing Indebtedness and shall be not less than 1.2:1.0 after giving effect thereto, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced and (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of Borrowers and Guarantors incurred in connection with such refinancing), (viii) the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (ix) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for;
          (h) unsecured Indebtedness of a Borrower or Guarantor in respect of seller notes on terms and acceptable to Agent, so long as the aggregate principal amount of seller notes outstanding, when aggregated with the aggregate principal amount of Indebtedness outstanding pursuant to clause (i), below, of this Section 10.3, does not at any time exceed $8,000,000;
          (i) Indebtedness of a Person existing at the time such Person became a Subsidiary of a Borrower pursuant to a transaction permitted hereunder (such Person, an “Acquired Person”), together with all Indebtedness assumed by a Borrower or Guarantor in connection with any Permitted Acquisition, in respect only of Real Property and capitalized leases which, when aggregated with the aggregate principal amount of Indebtedness outstanding pursuant to clause (h), above, of this Section 10.3, does not at any time exceed $8,000,000; provided, that, such Indebtedness shall not have been created or incurred in contemplation of such Person becoming a Subsidiary or in contemplation of such Permitted Acquisition;
          (j) Indebtedness of a Borrower in respect of Hedge Agreements not for speculative purposes or unsecured forward currency hedges in the ordinary course of a Borrower’s business;
          (k) Indebtedness of Parent incurred in connection with repurchases of its Equity Interests from employees, officers, directors or consultants of Parent or its Subsidiaries upon their ceasing to be employees, officers, directors or consultants of Parent or any such Subsidiary, as the case may be, or upon such Person’s death or disability; provided that (i) the aggregate principal amount of such repurchases funded with Indebtedness does not exceed $5,000,000 in the aggregate outstanding at any time and (ii) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Agent;
          (l) guaranties by the Borrowers and the Guarantors of Indebtedness and lease obligations of the Borrowers and the Guarantors to the extent that such Indebtedness or lease obligations created in respect of any such guaranty would otherwise be permitted to be incurred as a direct obligation by such Borrower or such Guarantor, as the case may be, under this Section 10.3 or otherwise under this Agreement;
          (m) intercompany Indebtedness at any time outstanding with respect to tax sharing arrangements to the extent permitted under Section 10.6 hereof;
          (n) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof; except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.
Notwithstanding any provision of this Section 10.3 or any other provision of this Agreement to the contrary, in no event shall the aggregate outstanding principal amount of Indebtedness incurred pursuant to Sections 10.3(c) through (n) inclusive exceed the US Dollar Equivalent of $40,000,000; except, that, to the extent that intercompany loans under Section 10.3(m) above are not remitted in cash by a Borrower or Guarantor in accordance with the terms of the agreements governing such intercompany loans, which shall be in form and substance satisfactory to Agent, the portion of such loan not so remitted shall not be included for purposes of calculating such $40,000,000 amount.
     10.4 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interests or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries (each, an “Investment”), or agree to do any of the foregoing, except:
          (a) Permitted Investments; and
          (b) Permitted Acquisitions.
     10.5 Restricted Payments. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) Borrowers and Guarantors, and each Subsidiary, may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;
          (b) any Subsidiary of Parent may pay dividends or other distributions to Parent or any other Subsidiary of Parent to the extent that such amount could be advanced as a loan in accordance with clause (l) of the definition of Permitted Investments hereunder;
          (c) Borrowers and Guarantors may pay, or declare or pay dividends or distributions to Parent or the direct or indirect owners of the Equity Interest in Parent as of the date hereof, that are used to make substantially contemporaneous payments of, any of the following:
               (i) out-of-pocket expenses for administrative, legal and accounting services provided by third parties incurred in the ordinary course of business in connection with the businesses of Borrowers, or to pay franchise fees and similar costs incurred in connection with the businesses of Borrowers, customary fees to non-officer directors of Parent or the direct or indirect owners of the Equity Interest in Parent as of the date hereof who are not Affiliates of Parent, out-of-pocket expenses to directors or observers of the board of directors of Parent or the direct or indirect owners of the Equity Interest in Parent as of the date hereof; provided, that, (A) as of the date of any such payments or distributions and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (B) the aggregate amount of all of the foregoing do not exceed the US Dollar Equivalent of $5,000,000 in any period of twelve (12) consecutive calendar months;

               (ii) taxes attributable to the businesses of Borrowers as part of a consolidated, combined or unitary tax filing group or of the separate operations of Parent which are actually due and payable (not to exceed in any event the amount of tax that Borrowers and its Subsidiaries would otherwise pay if not part of such filing group);
          (d) [Intentionally omitted];
          (e) Borrowers and Guarantors may make payments to repurchase or redeem Equity Interests and options to purchase Equity Interests of such Borrower or Guarantor held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Borrower or Guarantor, upon their death, disability, retirement, severance or termination of employment or service; provided, that, (i) as of the making of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not exceed $2,000,000 in any period of twelve (12) consecutive calendar months or $4,000,000 during the term of this Agreement and (iii) in the event that the sum of all such payments and Restricted Payments made pursuant to Section 10.5(f) below exceeds the US Dollar Equivalent of $5,000,000 during the term hereof, then as of the date of the making of each such payment and after giving effect thereto (A) the Global Availability Test Condition shall be met and (B) the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall be not less than 1.1:1.0 for the immediately preceding twelve (12) consecutive calendar month period ending on such date and after giving effect thereto;
          (f) so long as at the time of such purchase (and after giving effect thereto) no Default or Event of Default shall exist or have occurred and be continuing, Parent may (and the Borrowers may make Restricted Payments to Parent to permit Parent to) repurchase, or make a Restricted Payment to or through any direct or indirect parent company of Parent to repurchase, Management Shares from any Management Investor or repay (or make interest payments on), or make a Restricted Payment to or through any Parent or indirect parent company of Parent to repay, Indebtedness incurred pursuant to clause (k) of Section 10.3 (or like Indebtedness incurred by Parent or indirect parent company of Parent) with proceeds of the key-man life insurance maintained on the life of such Management Investor; provided, that, in the event that the sum of all such payments and Restricted Payments made pursuant to Section 10.5(e) above exceeds the US Dollar Equivalent of $5,000,000 during the term hereof, then as of the date of the making of each such payment and after giving effect thereto (i) the Global Availability Test Condition shall be met and (ii) the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall be not less than 1.1:1.0 for the immediately preceding twelve (12) consecutive calendar month period ending on such date and after giving effect thereto;
          (g) repurchases of Equity Interests of Parent deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and so long as no cash is paid or distributed by Parent or any of its Subsidiaries in connection therewith and as such repurchases do not cause a Change of Control; and
          (h) Borrowers and Guarantors may make Restricted Payments not otherwise specified above; provided, that, each of the following conditions is satisfied: (i)Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of a Borrower or Guarantor to make such payment, (ii) as of the date of the making of such Restricted Payment and after giving effect thereto, the Global Availability Test Condition shall be met, (iii) as of the date of the making of such Restricted

Payment and after giving effect thereto, Consolidated EBITDA of Parent and its Subsidiaries for the immediately preceding fiscal quarter of Parent and its Subsidiaries for which financial statements have been delivered (or, if such quarter is the first fiscal quarter of Parent and its Subsidiaries of such year, then the fiscal quarter immediately preceding such quarter)(the “Reference Quarter”) shall be at least fifty (50%) percent of Consolidated EBITDA of Parent and its Subsidiaries for the Reference Quarter in the prior fiscal year, and (iv) as of the date of the making of such Restricted Payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.
     10.6 Transactions with Affiliates. Borrowers and Guarantors shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of any Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor, as the case may be, would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following:
          (a) Restricted Payments permitted under Section 10.5 hereof;
          (b) the payment of reasonable fees to directors of Borrowers or direct or indirect parent companies of the Borrowers who are not employees of Borrowers;
          (c) advances to employees permitted under clause (i) of the definition of Permitted Investments;
          (d) employment agreements and arrangements of Borrowers (including, without limitation, benefits, expense reimbursement or advancement) consistent with past practices of the Borrowers and approved by the board of directors of a Borrower or committee thereof or as are expressly provided for in the certificate or articles of incorporation, articles of formation, by-laws or management agreement of such Borrower, which in the aggregate do not exceed the US Dollar Equivalent of $6,000,000 in annual compensation and benefits in accordance with the terms of such employment agreements, and such reasonable insurance and indemnification arrangements for officers and directors as are approved by the Board of Directors or a committee thereof, or of the members, as the case may be, or as expressly provided for in the certificate or articles of incorporation or formation or by-laws or operating agreement of such Borrower;
          (e) any employee benefit plan available to employees of Borrowers generally;
          (f) Parent and its Subsidiaries may enter into a tax sharing agreement or arrangement with, and may make, without duplication of any amounts paid pursuant to Section 10.5, payments pursuant thereto to any direct or indirect parent company of Parent with which Parent or its Subsidiaries is required or permitted to file a consolidated tax return or with which Parent or any of its Subsidiaries is or could be part of a consolidated group for tax purposes in amounts otherwise permitted by Section 10.5; and
          (g) sales or issuances of Equity Interests of a Borrower or Guarantor to an Affiliate thereof not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith.
     10.7 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

     10.8 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets, (vii) customary restrictions in contracts that prohibit the assignment of such contract to the extent such contract is in effect as of the date hereof or is acquired pursuant to a Permitted Acquisition, (viii) customary restrictions in agreements relating to purchase money financing arrangements of Borrower or contained in security agreements providing for the grant of a security interest to secure other Indebtedness owing to a person that is not an Affiliate to the extent such restrictions restrict the transfer of, or the granting of liens on, the property subject to such purchase money financing arrangements or security agreements, and (ix) the extension or continuation of contractual obligations in existence on the date hereof or permitted Refinancing Indebtedness thereof; provided, that, any such encumbrances or restrictions contained in such extension, continuation or refinancing are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended, continued or refinanced.
     10.9 Certain Payments of Indebtedness, Etc. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness, other than the Indebtedness under the Loan Documents (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose; except, that:
          (a) Associated may make Opco Permitted Payments;
          (b) Borrowers and Guarantors may make payments or prepayments in respect of the Opco Notes, including, without limitation, payments of principal, accrued interest and any applicable redemption premium in respect of the Opco Notes as in effect on the date hereof; provided, that, (i) as of the date of each such payment and after giving effect thereto no Default or Event of Default shall exist or have occurred and be continuing, (ii) as of the date of such payment and after giving effect thereto on a pro forma basis, the Global Availability Test Condition shall be satisfied, and (iii) the aggregate amount of all such payments and prepayments shall not exceed $5,000,000 during any period of twelve (12) consecutive calendar months or $20,000,000 during the term of this Agreement;

          (c) in addition to the payments and prepayments permitted to be made in respect of the Opco Notes pursuant to and in accordance with Section 10.9(b) above, Borrowers and Guarantors may make additional prepayments in respect of the Opco Notes not to exceed the aggregate amount of the US Dollar Equivalent of US $20,000,000 during any period of twelve (12) consecutive calendar months or the US Dollar Equivalent of US $50,000,000 during the term of this Agreement; provided, that, with respect to any such additional prepayment (i) as of the date of such additional prepayment and after giving effect thereto no Default or Event of Default shall exist or have occurred and be continuing, (ii) for the twelve (12) consecutive calendar month period immediately preceding the date of such additional prepayment and as of the date of such additional prepayment and after giving effect thereto, the aggregate availability Excess Availability of Borrowers shall be not less that thirty-five (35%) percent of the Maximum Credit, (iii) for the twelve (12) consecutive calendar month period immediately preceding the date of such additional prepayment and as of the date of such additional prepayment and after giving effect thereto, the Excess Availability of US Borrowers shall be not less that thirty-five (35%) percent of the US Loan Limit, (iv) for the twelve (12) consecutive calendar month period immediately preceding the date of such additional prepayment and as of the date of such additional prepayment and after giving effect thereto, the Excess Availability of Canadian Borrowers shall be not less that thirty-five (35%) percent of the Canadian Loan Limit and (v) as of the twelve (12) consecutive calendar month period immediately preceding the date of such additional prepayment and after giving effect thereto the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall be not less than 1.2:1.0 and shall be projected, pursuant to projections in form and substance satisfactory to Agent, to be not less than 1.2:1.0 throughout the immediately succeeding twelve consecutive calendar month period (with Fixed Charges calculated in each case for such purpose to include such additional prepayment);
          (d) Borrowers may make payments in respect of Indebtedness permitted under Sections 10.3(b) with proceeds of Refinancing Indebtedness as permitted under Section 10.3(g); and
          (e) as to payments in respect of any other Indebtedness permitted under Section 10.3 hereof not subject to the provisions above in this Section 10.9, Borrowers and Guarantors may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto).
     10.10 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to amend, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents, as applicable, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for amendments, modifications or other changes that do not affect the rights and privileges of any Borrower or Guarantor, or its Subsidiaries in any material respect and do not adversely affect the ability of any Borrower, any Guarantor or such Subsidiary to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or any Lender in any material respect and so long as at the time of any such amendment, modification or change, no Default or Event of Default shall exist or have occurred and be continuing;
     10.11 Designation of Designated Senior Indebtedness. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, designate any Indebtedness, other than the Obligations as the “Bank Indebtedness” or “Designated Senior Indebtedness” under the Opco Indenture, or any similar term under and as defined in the agreements relating to any other Indebtedness of any Borrower or Guarantor, including Subordinated Debt, which contains such designation. Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Indebtedness” or any similar term under and as defined in the agreements relating to any Indebtedness (including any Subordinated Debt) of Borrowers or Guarantors which contains such designation.
     10.12 License Agreements.

          (a) Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the License Agreements constituting Material Contracts to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any Material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 10.12(b) below, such Borrower or Guarantor may cancel, surrender or release any Material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such Material License Agreement, (iv) give Agent prompt written notice of any Material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any Material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any Material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any Material License Agreement.
          (b) Each Borrower and Guarantor will either exercise any option to renew or extend the term of each Material License Agreement to which it is a party in such manner as will cause the term of such Material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such Material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any Material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such Material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.
     10.13 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
SECTION 11. FINANCIAL COVENANT
     11.1 Fixed Charge Coverage Ratio.
          (a) Subject to Sections 11.1(b) and (c) below, at any time that Global Excess Availability is less than twelve and one-half (12 1/2%) percent of the Maximum Credit, the US Excess Availability is less than twelve and one-half (12 1/2%) percent of the US Loan Limit or Canadian Excess Availability is less than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit (any of the foregoing, a “Covenant Trigger”), the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.10 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months prior to such fiscal month end.
          (b) Upon an Event of Default as a result of the failure of Borrowers to comply with Section 11.1(a) above, such Event of Default shall, subject to the limitations set forth below, be deemed cured and cease to exist in the event that one or more of the Sponsors or their Affiliates, within five (5) Business Days after written notice by Agent to Borrowers of such Event of Default (or such longer period as Agent may agree), makes a cash equity capital contribution to Borrowers in exchange for Equity Interests in such Borrower, the proceeds of which are applied to the Revolving Loans, such that after giving effect thereto, the calculation of the Borrowing Base results in Global Excess Availability of more than twelve and one-half (12 1/2%) of the Maximum Credit, US Excess Availability of more than twelve and one-half (12 1/2%) percent of the US Loan Limit and Canadian Excess Availability of more than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit and compliance with Section 11.1(a), above shall be deemed to have not been required as of the date of such Event of Default. Each such equity contribution is referred to as “Cure Action”. No more than one (1) Cure Action may be taken in any period of one hundred ten (110) consecutive days.
          (c) In the event that at any time after a Covenant Trigger, Global Excess Availability is then greater than twelve and one-half (12 1/2%) percent of the Maximum Credit, US Excess Availability is more than twelve and one-half (12 1/2%) percent of the US Loan Limit and Canadian Excess Availability is more than twelve and one-half (12 1/2%) percent of the Canadian Loan Limit, in each case for sixty (60) consecutive days, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, will not be tested thereafter until the occurrence of another Covenant Trigger. In the event of the occurrence of another Covenant Trigger so that such covenant is tested, and thereafter Global Excess Availability, US Excess Availability and Canadian Excess availability all increase so that the covenant ceases to be tested two (2) times in any twelve (12) consecutive month period as provided above, then the third time the covenant is tested in such twelve (12) consecutive month period, the Fixed Charge Coverage Ratio will be tested until such time as the Global Excess Availability is greater than twenty (20%) percent of the Maximum Credit, US Excess Availability is greater than twenty (20%) percent of the US Loan Limit and Canadian Excess Availability is greater than twenty (20%) percent of the Canadian Loan Limit, in each case for sixty (60) consecutive days (and thereafter only subject to the recurrence of a Covenant Trigger as provided above).

SECTION 12. EVENTS OF DEFAULT AND REMEDIES
     12.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.2(b), 9.2(c), 9.3, 9.4, 9.7, 9.8, 10.7, and 10.8 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 12.1(a)(i) and 12.1(a)(ii) above;
          (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;
          (c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;
          (d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $2,000,000 in any one case or in excess of $7,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $500,000;
          (e) any Guarantor dissolves or suspends or discontinues doing business except to the extent permitted under Section 10.1(c) hereof;
          (f) any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;
          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property or (ii) a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), or any similar law now or hereafter in effect in any jurisdiction or under any insolvency, arrangement, reorganization, moratorium, administration, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed, taken or commenced after the date hereof by any Borrower or Guarantor or any direct or indirect owner of any Equity Interest in Parent or for all or any part of its property, including, without limitation, if any Borrower or Obligor or any direct or indirect owner of any Equity Interest in Parent shall: (A) apply for, request or consent to the appointment of a receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, administrator, controller or any other similar official of it or of all or a substantial part of its property and assets, (B) be generally unable, or admit in writing its inability, to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors, (E) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding, or (F) take any corporate action for the purpose of effecting any of the foregoing;
          (i) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $7,500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;
          (j) any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);
          (k) failure of the chief financial officer of Associated Materials, LLC to deliver a certificate required by Section 9.6(h) hereof as to which the required certifications thereunder are true, complete and correct;
          (l) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $5,000,000;
          (m) any Change of Control;
          (n) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Guarantor of which any Borrower, Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;
          (o) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section in respect of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any Lender or any other Person in respect of any Lender or otherwise issued in respect of Lender involving an amount in excess of the US Dollar Equivalent of $1,000,000; or
          (p) there shall be an event of default under any of the other Loan Documents.
     12.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Loan Documents, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Loan Documents. Subject to Section 14 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(g) and 12.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(g) and 12.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing and only at such time or times, Agent may, in its reasonably discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and, to the fullest extent permitted by applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.
          (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.
          (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare

Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
          (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with Section 6.7 hereof, whether or not then due, or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

          (h) Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence and during the continuance of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.
          (i) Agent may seek the appointment of a receiver, receiver-manager or keeper (a “Receiver”) under the laws of Canada or any Province thereof to take possession of all or any portion of the Collateral of a Canadian Borrower or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Canadian Borrower and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of a Canadian Borrower, to preserve Collateral of a Canadian Borrower or its value, to carry on or concur in carrying on all or any part of the business of a Canadian Borrower and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of a Canadian Borrower. To facilitate the forgoing powers, any such Receiver may, to the exclusion of all others, including a Canadian Borrower, enter upon, use and occupy all premises owned or occupied by a Canadian Borrower wherein Collateral of a Canadian Borrower may be situated, maintain Collateral of a Canadian Borrower upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Canadian Borrower directly in carrying on a Canadian Borrower’s business or as security for loans or advances to enable the Receiver to carry on a Canadian Borrower’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Canadian Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a receiver by virtue of the foregoing provisions of this paragraph.
SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS
AND CONSENTS; GOVERNING LAW
     13.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and

Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).
          (c) Each Borrower, Guarantor, Lender, Agent and Issuing Bank hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.
          (d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) Agent, Lenders and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 13 and elsewhere herein and therein.
     13.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

     13.3 Amendments and Waivers.
          (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Loan Documents (other than with respect to any provision of Section 14 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:
               (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,
               (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,
               (iii) release any Collateral (except as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 14.11(b) hereof), without the consent of Agent and all of Lenders,
               (iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,
               (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,
               (vi) amend, modify or waive any terms of this Section 13.3 hereof, without the consent of Agent and all of Lenders, or
               (vii) increase the advance rates constituting part of the Borrowing Base or increase the Inventory Loan Limit or the Letter of Credit Limit, without the consent of Agent and all of Lenders.
Notwithstanding anything to the contrary contained herein, any amendment, waiver, discharge or termination with respect to:
                    (A) the terms of Canadian Credit Facility exclusively (and not terms of the US Credit Facility or terms applicable to both the Canadian Credit Facility and the US Credit Facility), shall require the consent of Agent and the Required Canadian Lenders, and
                    (B) the definition of “Canadian Borrowing Base” or any other definition to the extent used in the determination thereof, or the definition of “Canadian Loan Limit” or “Canadian Inventory Loan Limit”, shall require the consent of Agent and all Canadian Lenders.
          (b) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 13.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Agent or Administrative Borrower shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent or Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Agent or Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, Agent, or such Eligible Transferee specified by Agent, shall pay to the Non-Consenting Lender (except as Agent or Administrative Borrower and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.
          (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory or Eligible Equipment or Eligible Real Property shall not be deemed an amendment to the advance rates provided for in this Section 13.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 13.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Loan Documents as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.
          (e) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.7(b) hereof.

          (f) Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) Agent and the Required Lenders shall determine whether or not to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
          (g) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Agent with the express consent of the Required Lenders (and, if its rights or obligations are affected thereby, the Issuing Bank or Swing Line Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
     13.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
     13.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable and documented attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 13.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from (a) the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee) (b) to the extent they have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the material breach of a material term of the Loan Documents by such Indemnitee, or (c) arising out of any proceeding that does not result from or arise out of an act or omission of any Borrower or Guarantor or any of their Affiliates and that is brought by an Indemnitee against another Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby(other than resulting from gross negligence or willful misconduct of an Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction). No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement
SECTION 14. THE AGENT
     14.1 Appointment, Powers and Immunities. Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.
     14.2 Appointment for the Province of Québec. Without prejudice to Section 14.1 above, all of the Secured Parties hereby appoints Agent as the person holding the power of attorney (fondé pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. All of the Secured Parties hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Québec) or any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Québec and creating a pledge Of the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Secured Parties for and on behalf of whom the Bond is so held from time to time, and (ii) each of the Secured Parties will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. Agent, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, the Borrowers or the Guarantors. The execution prior to the date hereof by Agent of any Deed of hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed.
     14.3 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
     14.4 Events of Default.
          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 14.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.
          (b) Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Loan Documents.

     14.5 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     14.6 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
     14.7 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.
     14.8 Failure to Act. Except for action expressly required of Agent hereunder and under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 14.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     14.9 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders; except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 14.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to seven and one-half (7 1/2%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.
     14.10 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     14.11 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;
          (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and
          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.
     14.12 Collateral Matters.

          (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 14.8 hereof, shall not exceed the amount equal to seven and one-half (7 1/2%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at Agent’s option; provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Loan Documents consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.13, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.
          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 15.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 10.1 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.

          (c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.
          (d) Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.
     14.13 Agency for Perfection. Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.
     14.14 Successor Agent. Agent may resign as Agent upon thirty (30) days’ prior written notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall exist or have occurred and be continuing; provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within five (5) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent (whether as a result of the failure of Administrative Borrower to approve a successor agent or otherwise), Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders (and the approval of Administrative Borrower shall not be required for such successor agent). Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any resignation of Agent pursuant to this Section shall also constitute the resignation of Wachovia or its successor as Swing Line Lender and Issuing Bank, and any successor agent that is appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank for all purposes thereunder. At the time any such resignation or replacement shall become effective, Borrowers shall pay the full outstanding principal amount of all Swing Line Loans and all accrued and unpaid fees and expenses of the retiring Swing Line Lender and Issuing Bank. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it thereafter and (ii) the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
     14.15 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 15. TERM OF AGREEMENT; MISCELLANEOUS
     15.1 Term.
          (a) This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the effective date of termination of the Loan Documents, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the US Payment Account and/or Canadian Payment Account (as applicable) or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the US Payment Account and/or Canadian Payment Account (as applicable) or other bank account designated by Agent are received in such bank account later than 12:00 noon.
          (b) No termination of the Commitments, this Agreement or any of the other Loan Documents shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Loan Documents until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.
     15.2 Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

          (g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.
          (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (m) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
     15.3 Notices.
          (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 15.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Associated Materials, LLC 3773 State Road Cuyahoga Falls, Ohio 44223 Attention: Ms. Cynthia L. Sobe, CFO Telephone No.: 330-922-7743 Telecopy No.: 330-922-2296

If to Agent or Issuing Bank:	Wachovia Bank, National Association 171 17th Street, NW Atlanta, Georgia 30363 Attention: Portfolio Manager Telephone No.: 404-214-3533 Telecopy No.: 404-214-7299
          (b) Notices and other communications to Agent, the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.
     15.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     15.5 Confidentiality.
          (a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 15.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

          (b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.
          (c) In no event shall this Section 15.5 or any other provision of this Agreement, any of the other Loan Documents or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 15.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.
     15.6 Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns; except, that, Borrower may not assign its rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 15.7 below. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

     15.7 Assignments; Participations.
          (a) Each Lender may make assignments of all or, if less than all, a ratable portion of both its US Commitments and Canadian Commitments equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000, and (iii) the prior written approval of Agent and the Administrative Borrower shall have been given, which approval by the Administrative Borrower shall not be unreasonably withheld, conditioned or delayed; provided, that, (A) the approval of the Administrative Borrower shall not be required at any time that an Event of Default shall exist or have occurred and be continuing, and (B) the approval of the Administrative Borrower shall not be required in connection with assignments to other Lenders, to any Affiliate of a Lender, to any Approved Fund, or for any participation and in any event, prior to a successful syndication except if it is an institution on the list provided by Arrangers to the Administrative Borrower prior to July 24, 2008 (but in no event shall an assignment be permitted to any of the institutions which the Administrative Borrower has previously identified to Arrangers in writing prior to the date hereof as those to which the Administrative Borrower does not want Arrangers to offer Commitments without the consent of the Administrative Borrower).
          (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.
          (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.
          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iii) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.
          (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.
          (g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 15.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.
          (h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 15.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

     15.8 Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     15.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     15.10 Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
     15.11 Judgment Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a challenge with respect to Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers or Guarantors will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or any other Loan Document in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement or any other Loan Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

US BORROWERS: ASSOCIATED MATERIALS, LLC GENTEK BUILDING PRODUCTS, INC.
By:	/s/ Cynthia Sobe
	Name:	Cynthia Sobe
	Title:	Vice President, Chief Financial Officer, Treasurer & Secretary

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GUARANTORS: ASSOCIATED MATERIALS HOLDINGS, LLC
By:	/s/ Cynthia Sobe
	Name:	Cynthia Sobe
	Title:	Vice President, Chief Financial Officer, Treasurer & Secretary

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ALSIDE, INC.
By:	/s/ Cynthia Sobe
	Name:	Cynthia Sobe
	Title:	Vice President, Treasurer & Secretary

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GENTEK HOLDINGS, LLC
By:	/s/ Cynthia Sobe
	Name:	Cynthia Sobe
	Title:	Vice President, Chief Financial Officer, Treasurer & Secretary

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CANADIAN BORROWER: GENTEK BUILDING PRODUCTS LIMITED
By:	/s/ Cynthia Sobe
	Name:	Cynthia Sobe
	Title:	Vice President, Chief Financial Officer, Treasurer & Secretary

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ISSUING BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Michael E. Dawes

	Name:	Michael E. Dawes

	Title:	Director

US LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Michael E. Dawes

	Name:	Michael E. Dawes

	Title:	Director

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NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Todd W. Milenius

Name:	Todd W. Milenius
Title:	Vice President
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SUNTRUST BANK

By:	/s/ Patrick Wiggins

Name:	Patrick Wiggins
Title:	Vice President
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PNC BANK, NATIONAL ASSOCIATION

By:	/s/ C. Ray Hines

Name:	C. Ray Hines
Title:	Vice President
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UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa	By:	/s/ Mary E. Evans

Name:	Irja R. Otsa	Name:	Mary E. Evans
Title:	Associate Director, Banking Products	Title:	Associate Director, Banking Products
	Services, US		Services, US
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FIFTH THIRD BANK

By:	/s/ Roy C. Lanctot

Name:	Roy C. Lanctot
Title:	Vice President
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CANADIAN LENDERS:

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)

By:	/s/ Raymond Eghobamien

	Name:	Raymond Eghobamien

	Title:	Vice President

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CIT BUSINESS CREDIT CANADA, INC.

By:	/s/ Joseph Arnone	By:	/s/ Donald Rogers

Name:	Joseph Arnone	Name:	Donald Rogers
Title:	Vice President	Title:	Senior Vice President

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NATIONAL CITY BANK, CANADA BRANCH

By:	/s/ Nazmin Adatia

Name:	Nazmin Adatia
Title:	Vice President, National City Bank,
Canada Branch

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SUNTRUST BANK

By:	/s/ Patrick Wiggins

Name:	Patrick Wiggins
Title:	Vice President

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PNC BANK, NATIONAL ASSOCIATION

By:	/s/ C. Ray Hines

Name:	C. Ray Hines
Title:	Vice President

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UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa	By:	/s/ Mary E. Evans

Name:	Irja R. Otsa	Name:	Mary E. Evans
Title:	Associate Director, Banking Products	Title:	Associate Director, Banking Products
	Services, US		Services, US

[Loan and Security Agreement Signature Page — Associated Materials]

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 20      is made between                                          (the “Assignor”) and                      (the “Assignee”).
WITNESSETH:
     WHEREAS, Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Associated Materials, LLC, a Delaware corporation (“Associated”), Gentek Building Products, Inc., a Delaware corporation (“Gentek”, and, together with Associated, each individually a “US Borrower” and collectively, “US Borrowers”), and Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada (“Canadian Borrower”, and together with US Borrowers, individually a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated September ___, 2008, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);
     WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                     (the “Commitment”);
     WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                     (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     1. Assignment and Acceptance.
     (a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from

Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Loan Documents, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be                      (___%) percent.
     (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
     (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .
     (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                     (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
     2. Payments.
     (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.
     (b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.
     3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of                      and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

     5. Effective Date; Notices.
     (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                     , 200___ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:
          (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
          (ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
          (iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;
          (iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and
          (v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.
     (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.
     6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]
     (a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.
     (b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]
     7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Loan Documents, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     8. Representations and Warranties.

     (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
     (b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
     (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.
     9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
     10. Miscellaneous.
     (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

     (b) All payments made hereunder shall be made without any set-off or counterclaim.
     (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
     (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Title:

[ASSIGNEE]
By:
Title:

SCHEDULE 1
NOTICE OF ASSIGNMENT AND ACCEPTANCE
___, 20__

Attn.:
Re:
Ladies and Gentlemen:
     Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Associated Materials, LLC, a Delaware corporation (“Associated”), Gentek Building Products, Inc., a Delaware corporation (“Gentek”, and, together with Associated, each individually a “US Borrower” and collectively, “US Borrowers”), and Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada (“Canadian Borrower”, and together with US Borrowers, individually a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated September ___, 2008, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     1. We hereby give you notice of, and request your consent to, the assignment by                                          (the “Assignor”) to                                       (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (___%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                    , as the same may be further reduced by other assignments on or after the date hereof.
     2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

     3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:

Address:

Attention:

Telephone:

Telecopier:

(B)	Payment instructions:

Account No.:

At:

Reference:

Attention:

     4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO: WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:

Title:

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT
BORROWING BASE CERTIFICATE
(See Attached)

B-1

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT
INFORMATION CERTIFICATE
(See Attached)

C-1

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT
COMPLIANCE CERTIFICATE

To:	Wachovia Bank, National Association, as Agent 171 17th Street, NW Atlanta, Georgia 30363
Ladies and Gentlemen:
     I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:
     1. I am the duly elected Chief Financial Officer of                     , a                      corporation,                     , a                      corporation and                     , a                     corporation (collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated                     , 20___, by and among Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).
     2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.
     3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.
     4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:
     (a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Loan Documents.
     (b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.2 of the Loan Agreement), or established any new asset locations.

E-1

     (c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.
     (d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Loan Documents.
     (e) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.
     (f) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.
     5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 11.1 of the Loan Agreement for such fiscal month.
     The foregoing certifications are made and delivered this day of                     , 20     .

Very truly yours,

By:

Title:

E-2